Exhibit 99.1

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Gulfport Energy Corporation:
We have audited the accompanying consolidated balance sheets of Gulfport Energy Corporation and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulfport Energy Corporation and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 28, 2013 expressed an unqualified opinion.
/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
February 28, 2013, except for the condensed consolidating financial information described in Note 21, as to which the date is July 17, 2013

2

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts rounded to nearest thousand)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$167,088,000	$93,897,000
Accounts receivable—oil and gas	25,615,000	28,019,000
Accounts receivable—related parties	34,848,000	4,731,000
Prepaid expenses and other current assets	1,506,000	1,327,000
Short-term derivative instruments	664,000	1,601,000
Total current assets	229,721,000	129,575,000
Property and equipment:
Oil and natural gas properties, full-cost accounting, $626,295,000 and $138,623,000 excluded from amortization in 2012 and 2011, respectively	1,611,090,000	1,035,754,000
Other property and equipment	8,662,000	8,024,000
Accumulated depletion, depreciation, amortization and impairment	(665,884,000)	(575,142,000)
Property and equipment, net	953,868,000	468,636,000
Other assets:
Equity investments ($151,317,000 and $0 attributable to fair value option in 2012 and 2011, respectively)	381,484,000	86,824,000
Other assets	13,295,000	5,123,000
Total other assets	394,779,000	91,947,000
Deferred tax asset	—	1,000,000
Total assets	$1,578,368,000	$691,158,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$110,244,000	$43,872,000
Asset retirement obligation—current	60,000	620,000
Short-term derivative instruments	10,442,000	—
Current maturities of long-term debt	150,000	141,000
Total current liabilities	120,896,000	44,633,000
Asset retirement obligation—long-term	13,215,000	12,033,000
Deferred tax liability	18,607,000	—
Long-term debt, net of current maturities	298,888,000	2,142,000
Other non-current liabilities	354,000	—
Total liabilities	451,960,000	58,808,000
Commitments and contingencies (Notes 16 and 17)
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 67,527,386 issued and outstanding in 2012 and 55,621,371 in 2011	674,000	556,000
Paid-in capital	1,036,245,000	604,584,000
Accumulated other comprehensive income (loss)	(3,429,000)	2,663,000
Retained earnings	92,918,000	24,547,000
Total stockholders’ equity	1,126,408,000	632,350,000
Total liabilities and stockholders’ equity	$1,578,368,000	$691,158,000
See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts rounded to nearest thousand)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Oil and condensate sales	$242,708,000	$222,025,000	$121,350,000
Gas sales	3,225,000	3,838,000	3,468,000
Natural gas liquid sales	2,668,000	3,090,000	2,818,000
Other income	325,000	301,000	285,000
	248,926,000	229,254,000	127,921,000
Costs and expenses:
Lease operating expenses	24,308,000	20,897,000	17,614,000
Production taxes	29,400,000	26,333,000	13,966,000
Depreciation, depletion, and amortization	90,749,000	62,320,000	38,907,000
General and administrative	13,808,000	8,074,000	6,063,000
Accretion expense	698,000	666,000	617,000
Gain on sale of assets	(7,300,000)	—	—
	151,663,000	118,290,000	77,167,000
INCOME FROM OPERATIONS	97,263,000	110,964,000	50,754,000
OTHER (INCOME) EXPENSE:
Interest expense	7,458,000	1,400,000	2,761,000
Interest income	(72,000)	(186,000)	(387,000)
(Income) loss from equity method investments	(8,322,000)	1,418,000	977,000
	(936,000)	2,632,000	3,351,000
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	98,199,000	108,332,000	47,403,000
INCOME TAX EXPENSE (BENEFIT)	26,363,000	(90,000)	40,000
INCOME FROM CONTINUING OPERATIONS	71,836,000	108,422,000	47,363,000
DISCONTINUED OPERATIONS
Loss on disposal of Belize properties, net of tax	3,465,000	—	—
NET INCOME	$68,371,000	$108,422,000	$47,363,000
NET INCOME PER COMMON SHARE:
Basic net income from continuing operations per share	$1.28	$2.22	$1.08
Basic net income from discontinued operations, net of tax, per share	(0.06)	—	—
Basic net income per share	$1.22	$2.22	$1.08

Diluted net income from continuing operations per share	$1.27	$2.20	$1.07
Diluted net income from discontinued operations, net of tax, per share	(0.06)	—	—
Diluted net income per share	$1.21	$2.20	$1.07
Weighted average common shares outstanding—Basic	55,933,354	48,754,840	43,863,190
Weighted average common shares outstanding—Diluted	56,417,488	49,206,963	44,256,092

See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts rounded to nearest thousand)

	2012	2011	2010
Net income	$68,371,000	$108,422,000	$47,363,000
Foreign currency translation adjustment	1,355,000	(1,865,000)	2,255,000
Change in fair value of derivative instruments, net of taxes (1)	(8,452,000)	1,576,000	(4,720,000)
Reclassification of settled contracts, net of taxes (2)	1,005,000	4,720,000	18,736,000
Other comprehensive income (loss)	(6,092,000)	4,431,000	16,271,000
Comprehensive income	$62,279,000	$112,853,000	$63,634,000

(1) Net of $(4,301,000), $0, and $0 in taxes for the years ended December 31, 2012, 2011 and 2010, respectively.

(2) Net of $512,000, $0, and $0 in taxes for the years ended December 31, 2012, 2011 and 2010, respectively.

See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Amounts rounded to nearest thousand)

			Additional Paid-in Capital	Accumulated Other Comprehensive Income(Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at January 1, 2010	42,696,409	$427,000	$273,901,000	$(18,039,000)	$(131,238,000)	$125,051,000
Net income	—	—	—	—	47,363,000	47,363,000
Other Comprehensive Income	—	—	—	16,271,000	—	16,271,000
Stock Compensation	—	—	492,000	—	—	492,000
Issuance of Common Stock in public offering, net of related expenses	1,668,503	17,000	21,341,000	—	—	21,358,000
Issuance of Common Stock through exercise of warrants	173,109	2,000	204,000	—	—	206,000
Issuance of Restricted Stock	58,525	—	—	—	—	—
Issuance of Common Stock through exercise of options	48,889	—	315,000	—	—	315,000
Balance at December 31, 2010	44,645,435	446,000	296,253,000	(1,768,000)	(83,875,000)	211,056,000
Net income	—	—	—	—	108,422,000	108,422,000
Other Comprehensive Income	—	—	—	4,431,000	—	4,431,000
Stock Compensation	—	—	1,287,000	—	—	1,287,000
Issuance of Common Stock in public offering, net of related expenses	10,810,000	108,000	306,053,000	—	—	306,161,000
Issuance of Common Stock through exercise of warrants	566	—	—	—	—	—
Issuance of Restricted Stock	63,370	1,000	(1,000)	—	—	—
Issuance of Common Stock through exercise of options	102,000	1,000	992,000	—	—	993,000
Balance at December 31, 2011	55,621,371	556,000	604,584,000	2,663,000	24,547,000	632,350,000
Net income	—	—	—	—	68,371,000	68,371,000
Other Comprehensive Loss	—	—	—	(6,092,000)	—	(6,092,000)
Stock Compensation	—	—	4,688,000	—	—	4,688,000
Issuance of Common Stock in public offering, net of related expenses	11,750,000	118,000	426,789,000	—	—	426,907,000
Issuance of Restricted Stock	135,015	—	—	—	—	—
Issuance of Common Stock through exercise of options	21,000	—	184,000	—	—	184,000
Balance at December 31, 2012	67,527,386	$674,000	$1,036,245,000	$(3,429,000)	$92,918,000	$1,126,408,000
See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts rounded to nearest thousand)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$68,371,000	$108,422,000	$47,363,000
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount—Asset Retirement Obligation	698,000	666,000	617,000
Depletion, depreciation and amortization	90,749,000	62,320,000	38,907,000
Stock-based compensation expense	2,813,000	772,000	295,000
(Gain) loss from equity investments	(8,322,000)	1,418,000	977,000
Interest income—note receivable	(2,000)	(147,000)	(267,000)
Unrealized loss (gain) on derivative instruments	144,000	(25,000)	—
Deferred income tax expense (benefit)	24,120,000	(372,000)	(95,000)
Amortization of loan commitment fees	640,000	540,000	—
Amortization of note discount and premium	59,000	—	—
Write off of loan commitment fees	1,143,000	—	—
Loss on disposal of assets	5,702,000	—	—
Gain on sale of assets	(7,300,000)	—	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,404,000	(13,067,000)	(5,460,000)
Increase in accounts receivable—related party	(30,117,000)	(4,158,000)	(437,000)
(Increase) decrease in prepaid expenses	(179,000)	405,000	315,000
Increase in other assets	—	—	(75,000)
Increase in accounts payable and accrued liabilities	50,506,000	1,612,000	4,948,000
Settlement of asset retirement obligation	(2,271,000)	(248,000)	(1,253,000)
Net cash provided by operating activities	199,158,000	158,138,000	85,835,000
Cash flows from investing activities:
Deductions to cash held in escrow	8,000	8,000	8,000
Additions to other property, plant and equipment	(638,000)	(415,000)	(427,000)
Additions to oil and gas properties	(757,192,000)	(287,292,000)	(101,644,000)
Proceeds from sale of other property, plant and equipment	140,000	—	—
Proceeds from sale of oil and gas properties	63,590,000	1,384,000	304,000
Advances on note receivable to related party	—	(3,182,000)	(2,877,000)
Contributions to equity method investments	(147,307,000)	(34,621,000)	(1,244,000)
Distributions from equity method investments	820,000	870,000	565,000
Net cash used in investing activities	(840,579,000)	(323,248,000)	(105,315,000)
Cash flows from financing activities:
Principal payments on borrowings	(158,639,000)	(97,634,000)	(52,711,000)
Borrowings on line of credit	158,500,000	48,000,000	52,200,000
Proceeds from bond issuance	296,835,000	—	—
Debt issuance costs and loan commitment fees	(9,175,000)	(981,000)	(1,144,000)
Proceeds from issuance of common stock, net of offering costs, and exercise of stock options	427,091,000	307,154,000	21,879,000
Net cash provided by financing activities	714,612,000	256,539,000	20,224,000
Net increase in cash and cash equivalents	73,191,000	91,429,000	744,000
Cash and cash equivalents at beginning of period	93,897,000	2,468,000	1,724,000
Cash and cash equivalents at end of period	$167,088,000	$93,897,000	$2,468,000
Supplemental disclosure of cash flow information:
Interest payments	$1,461,000	$991,000	$1,949,000
Income tax payments	$261,000	$1,000	$40,000
Supplemental disclosure of non-cash transactions:
Capitalized stock based compensation	$1,875,000	$515,000	$197,000
Asset retirement obligation capitalized	$2,195,000	$1,390,000	$1,328,000
Foreign currency translation gain (loss) on investment in Grizzly Oil Sands ULC	$1,355,000	$(855,000)	$1,313,000
Foreign currency translation gain (loss) on note receivable—related party	$—	$(1,085,000)	$942,000
 See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 AND 2010
(Amounts rounded to nearest thousand)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business
Gulfport Energy Corporation (“Gulfport” or the “Company”) is an independent oil and gas exploration, development and production company with its principal properties located in the Louisiana Gulf Coast, the Utica Shale in Eastern Ohio and in Western Colorado in the Niobrara Formation and has investments in companies operating in the Permian Basin in West Texas, Canada and Thailand.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of the statement of cash flows.
Principles of Consolidation
The consolidated financial statements include the Company and its wholly owned subsidiaries, Grizzly Holdings Inc., Jaguar Resources LLC, Gator Marine, Inc., Gator Marine Ivanhoe, Inc., Westhawk Minerals LLC and Puma Resources, Inc. All intercompany balances and transactions are eliminated in consolidation.
Accounts Receivable
The Company’s accounts receivable—oil and gas primarily are from companies in the oil and gas industry. The majority of its receivables are from two purchasers of the Company’s oil and gas. Credit is extended based on evaluation of a customer’s payment history and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers, net of an allowance for doubtful accounts when the Company believes collection is doubtful. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, amounts which may be obtained by an offset against production proceeds due the customer and the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. No allowance was deemed necessary at December 31, 2012 and December 31, 2011.
Oil and Gas Properties
The Company uses the full cost method of accounting for oil and gas operations. Accordingly, all costs, including nonproductive costs and certain general and administrative costs directly associated with acquisition, exploration and development of oil and gas properties, are capitalized. Under the full cost method of accounting, the Company is required to perform a ceiling test each quarter. The test determines a limit, or ceiling, on the book value of the oil and gas properties. Net capitalized costs are limited to the lower of unamortized cost net of deferred income taxes or the cost center ceiling. The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on the 12-month unweighted average of the first-day-of-the-month price for 2012, 2011 and 2010, adjusted for any contract provisions or financial derivatives, if any, that hedge the Company’s oil and natural gas revenue, and excluding the estimated abandonment costs for properties with asset retirement obligations recorded on the balance sheet, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized, including related deferred taxes for differences between the book and tax basis of the oil and natural gas properties. If the net book value, including related deferred taxes, exceeds the ceiling, an impairment or noncash writedown is required.
Such capitalized costs, including the estimated future development costs and site remediation costs of proved undeveloped properties are depleted by an equivalent units-of-production method, converting gas to barrels at the ratio of six Mcf of gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proven oil and gas reserves. Oil and gas properties not subject to amortization consist of the cost of unproved leaseholds and totaled $626,295,000 and $138,623,000 at December 31, 2012 and December 31, 2011, respectively. These costs are reviewed quarterly by management for impairment.

Index to Consolidated Financial Statements

If impairment has occurred, the portion of cost in excess of the current value is transferred to the cost of oil and gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by Gulfport and other operators, the terms of oil and gas leases not held by production, and available funds for exploration and development.
The Company accounts for its abandonment and restoration liabilities under FASB ASC Topic 410, “Asset Retirement and Environmental Obligations” (“FASB ASC 410”), which requires the Company to record a liability equal to the fair value of the estimated cost to retire an asset. The asset retirement liability is recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed into service. When the liability is initially recorded, the Company increases the carrying amount of oil and natural gas properties by an amount equal to the original liability. The liability is accreted to its present value each period, and the capitalized cost is included in capitalized costs and depreciated consistent with depletion of reserves. Upon settlement of the liability or the sale of the well, the liability is reversed. These liability amounts may change because of changes in asset lives, estimated costs of abandonment or legal or statutory remediation requirements.
Other Property and Equipment
Depreciation of other property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets, which range from 3 to 30 years.
Foreign Currency
The U.S. dollar is the functional currency for Gulfport’s consolidated operations. However, the Company has an equity investment in a Canadian entity whose functional currency is the Canadian dollar. The assets and liabilities of the Canadian investment are translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates. Canadian income and expenses are translated at average rates for the periods presented. Translation adjustments have no effect on net income and are included in accumulated other comprehensive income in stockholders’ equity. The following table presents the balances of the Company’s cumulative translation adjustments included in accumulated other comprehensive income.

December 31, 2009	$696,000
December 31, 2010	$2,952,000
December 31, 2011	$1,087,000
December 31, 2012	$2,442,000
Net Income per Common Share
Basic net income per common share is computed by dividing income attributable to common stock by the weighted average number of common shares outstanding for the period. Diluted net income per common share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock. Potential common shares are not included if their effect would be anti-dilutive. Calculations of basic and diluted net income per common share are illustrated in Note 12.
Income Taxes
Gulfport uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (1) temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and (2) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized as income in the year in which realization becomes determinable. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized.
The Company is subject to U.S. federal income tax as well as income tax of multiple jurisdictions. The Company’s 1998 – 2012 U.S. federal and state income tax returns remain open to examination by tax authorities, due to net operating losses. As of December 31, 2012, the Company has no unrecognized tax benefits that would have a material impact on the effective rate. The Company recognizes interest and penalties related to income tax matters as interest expense and general and administrative expenses, respectively. For the year ended December 31, 2012, there is no interest or penalties associated with uncertain tax positions in the Company’s consolidated financial statements.

Index to Consolidated Financial Statements

Revenue Recognition
Gas revenues are recorded in the month produced and delivered to the purchaser using the entitlement method, whereby any production volumes received in excess of the Company’s ownership percentage in the property are recorded as a liability. If less than Gulfport’s entitlement is received, the underproduction is recorded as a receivable. At December 31, 2012, the Company had a gas imbalance liability of approximately $354,000. At December 31, 2011, the Company had no imbalances. Oil revenues are recognized when ownership transfers, which occurs in the month produced.
Investments—Equity Method
Investments in entities greater than 20% and less than 50% are accounted for under the equity method. Under the equity method, the Company’s share of investees’ earnings or loss is recognized in the statement of operations. In accordance with FASB ASC 825, "Financial Instruments," the Company has elected the fair value option of accounting for its equity method investment in Diamondback Energy Inc.'s ("Diamondback") stock. At the end of each reporting period, the quoted closing market price of Diamondback's stock is multiplied by the total shares owned by the Company and the resulting gain or loss is recognized in (income) loss from equity method investments in the consolidated statements of operations.
The Company reviews its investments to determine if a loss in value which is other than a temporary decline has occurred. If such loss has occurred, the Company recognizes an impairment provision. There was no impairment of equity method investments at December 31, 2012 or 2011.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation” (“FASB ASC 718”). FASB ASC 718 requires share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized as equity or liabilities at the fair value on the date of grant and to be expensed over the applicable vesting period. The vesting periods for the options range between three to five years and have a maximum contractual term of ten years. The vesting periods for restricted shares range between three to five years with either quarterly or annual vesting installments.
Accounting for Derivative Instruments and Hedging Activities
The Company may seek to reduce its exposure to unfavorable changes in oil prices by utilizing energy swaps and collars, or fixed-price contracts. The Company follows the provisions of FASB ASC 815, “Derivatives and Hedging” (“FASB ASC 815”) as amended. It requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value.
The Company estimates the fair value of all derivative instruments using established index prices and other sources. These values are based upon, among other things, futures prices, correlation between index prices and the Company’s realized prices, time to maturity and credit risk. The values reported in the consolidated financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.
The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Designation is established at the inception of a derivative, but re-designation is permitted. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of FASB ASC 815, changes in fair value are recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve quantities and the related present value of estimated future net cash flows there from, the amount and timing of asset retirement obligations, the realization of deferred tax assets and the realization of future net operating loss carryforwards available as reductions of income tax expense. The estimate of the Company’s oil and gas reserves is used to compute depletion, depreciation, amortization and impairment of oil and gas properties.

Index to Consolidated Financial Statements

Reclassification
Certain reclassifications have been made to prior period financial statements to conform to current period presentation.
Recent Accounting Pronouncements
In February 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income," which requires additional information about amounts reclassified out of accumulated other comprehensive income by component. This ASU requires the presentation, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, a cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The requirements of this ASU are effective prospectively for reporting periods beginning after December 15, 2012 with early adoption permitted. The Company will adopt the provisions of this ASU for reporting periods in 2013 and does not expect the adoption of this ASU to have a material effect on its consolidated financial statements.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS,” which provides amendments to FASB ASC Topic 820, “Fair Value Measurements and Disclosure” (“FASB ASC 820”). The purpose of the amendments in this update is to create common fair value measurement and disclosure requirements between GAAP and IFRS. The amendments change certain fair value measurement principles and enhance the disclosure requirements. The amendments to FASB ASC 820 were effective for interim and annual periods beginning after December 15, 2011. Adoption of this ASU for reporting periods in 2012 had no impact on the Company's financial position or results of operations.
In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income: Presentation of Comprehensive Income,” which provides amendments to FASB ASC Topic 220, “Comprehensive Income” (“FASB ASC 220”). The purpose of the amendments in this update is to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. The amendments eliminate the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. The amendments to FASB ASC 220 were effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. The Company adopted this ASU for reporting periods in 2012 and reports the components of net income and the components of other comprehensive income in two separate but consecutive statements. Adoption of this ASU had no impact on the Company's financial position or results of operations.

2.	ACQUISITIONS

Beginning in February 2011, the Company entered into agreements to acquire certain leasehold interests located in the Utica Shale in Ohio. Certain of the agreements also grant the Company an exclusive right of first refusal for a period of six months on certain additional tracts leased by the seller. Affiliates of Gulfport initially participated with the Company on a 50/50 basis in the acquisition of all leases described above. On December 17, 2012, Gulfport entered into a definitive agreement to purchase approximately 30,000 net acres in the Utica Shale in Eastern Ohio for approximately $302.0 million. On December 19, 2012, the parties amended that agreement to provide for Gulfport's acquisition of approximately 7,000 additional net acres for approximately $70.0 million, resulting in a total purchase price of approximately $372.0 million, subject to certain adjustments. This transaction closed on December 24, 2012. At closing, approximately $53.9 million of the purchase price was placed in escrow pending completion of title review after the closing. The transaction, which increased Gulfport’s leasehold interests in the Utica Shale to approximately 137,000 gross (106,000 net) acres, excluded 14 existing wells, along with certain acreage surrounding each well. Gulfport will continue to serve as operator of its acreage in the Utica Shale. Gulfport funded this acquisition with a portion of the net proceeds from its common stock offering that closed on December 24, 2012. The Company received aggregate net proceeds (including the net proceeds from the partial exercise of the underwriters' over-allotment option) of approximately $427.9 million from this equity offering, as discussed below in Note 8. As of December 31, 2012, Gulfport has paid a total of $619.6 million for its Ohio acreage.

3.	ACCOUNTS RECEIVABLE—RELATED PARTIES
Included in the accompanying consolidated balance sheets for the years ended December 31, 2012 and 2011, are amounts receivable from related parties of the Company. These receivables consist primarily of amounts billed by the Company to

Index to Consolidated Financial Statements

related parties as operator of such parties' Colorado and Ohio oil and gas properties. At December 31, 2012 and 2011, these receivables totaled $34,848,000 and $4,731,000, respectively.
The Company is a party to administrative service agreements with Stampede Farms LLC ("Stampede"), Everest Operations Management LLC ("Everest") and Tatex Thailand III, LLC ("Tatex III"), which agreements were each entered into effective March 1, 2008. Under these agreements, the Company’s services include professional and technical support and the fees for such services can be amended by mutual agreement of the parties. Each of these administrative service agreements may be cancelled (1) by the Company with at least 60 days prior written notice, (2) by the counterparty at any time with at least 30 days prior written notice to the Company and (3) by either party if the other party is in material breach and such breach has not been cured within 30 days of receipt of written notice of such breach. The Company did not provide services under any of these agreements in 2010, 2011 or 2012 and received no reimbursements thereunder. Each of Stampede, Everest and Tatex III is controlled by Wexford Capital LP ("Wexford"). Charles E. Davidson is the Chairman and Chief Investment Officer of Wexford and he beneficially owned approximately 13.3% and less than 1% of the Company’s outstanding common stock as of December 31, 2011 and September 28, 2012, respectively.
For the years ended December 31, 2011 and 2010, the Company was reimbursed approximately $66,000 and $20,000, respectively, by Orange Leaf Holdings, LLC, an affiliate of Gulfport, for office space which is included in other income (expense) in the consolidated statements of operations.
Effective July 1, 2008, the Company entered into an acquisition team agreement with Everest to identify and evaluate potential oil and gas properties in which the Company and Everest or its affiliates may wish to invest. Upon a successful closing of an acquisition or divestiture, the party identifying the acquisition or divestiture is entitled to receive a fee from the other party and its affiliates, if applicable, participating in such closing. The fee is equal to 1% of the party’s proportionate share of the acquisition or divestiture consideration. The agreement may be terminated by either party upon 30 days notice. Affiliates of Everest were billed approximately $1,087,000 and $1,184,000 under this acquisition team agreement during the years ended December 31, 2012 and 2011, respectively, which amounts are reflected as a reduction of general and administrative expenses in the consolidated statements of operations. No amounts were reimbursed under the acquisition team agreement for the year ended 2010.
Effective April 1, 2010, the Company entered into an area of mutual interest agreement with Windsor Niobrara LLC (“Windsor Niobrara”), an entity controlled by Wexford, to jointly acquire oil and gas leases on certain lands located in Northwest Colorado for the purpose of exploring, exploiting and producing oil and gas from the Niobrara Formation. The agreement provides that each party must offer the other party the right to participate in such acquisitions on a 50%/50% basis. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, Gulfport and Windsor Niobrara also entered into a development agreement, effective as of April 1, 2010, pursuant to which the Company and Windsor Niobrara agreed to jointly develop the contract area, and Gulfport agreed to act as the operator under the terms of a joint operating agreement.

Index to Consolidated Financial Statements

4.	PROPERTY AND EQUIPMENT
The major categories of property and equipment and related accumulated depletion, depreciation, amortization and impairment as of December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011
Oil and natural gas properties	$1,611,090,000	$1,035,754,000
Office furniture and fixtures	4,476,000	3,692,000
Building	3,926,000	4,049,000
Land	260,000	283,000
Total property and equipment	1,619,752,000	1,043,778,000
Accumulated depletion, depreciation, amortization and impairment	(665,884,000)	(575,142,000)
Property and equipment, net	$953,868,000	$468,636,000
No impairment of oil and natural gas properties was required under the ceiling test for the years ended December 31, 2012, 2011 and 2010.
Included in oil and natural gas properties at December 31, 2012 and 2011 is the cumulative capitalization of $32,562,000 and $23,494,000, respectively, in general and administrative costs incurred and capitalized to the full cost pool. General and administrative costs capitalized to the full cost pool represent management’s estimate of costs incurred directly related to exploration and development activities such as geological and other administrative costs associated with overseeing the exploration and development activities. All general and administrative costs not directly associated with exploration and development activities were charged to expense as they were incurred. Capitalized general and administrative costs were approximately $9,068,000, $5,368,000 and $4,117,000 for the years ended December 31, 2012, 2011 and 2010, respectively.
The following is a summary of Gulfport’s oil and gas properties not subject to amortization as of December 31, 2012:

	Costs Incurred in
	2012	2011	2010	Prior to 2010	Total
Acquisition costs	$512,636,000	$112,591,000	$661,000	$407,000	$626,295,000
Exploration costs	—	—	—	—	—
Development costs	—	—	—	—	—
Total oil and gas properties not subject to amortization	$512,636,000	$112,591,000	$661,000	$407,000	$626,295,000
At December 31, 2012, approximately $295,000 of non-producing leasehold costs related to the Company’s Bakken properties and $5,998,000 of non-producing leasehold costs related to the Company’s Colorado properties are excluded from amortization. In addition, approximately $774,000 of non-producing leasehold costs related to the Company’s Southern Louisiana assets, $619,182,000 of non-producing leasehold costs related to the Company’s Ohio leasehold costs and $46,000 of non-producing leasehold costs related to other projects are also excluded from amortization. At December 31, 2011, approximately $138,623,000 of non-producing leasehold costs was not subject to amortization.
During the year ended December 31, 2012, the Company determined that further development of its non-producing leasehold assets located in Belize was not in alignment with its current strategic operating plan and therefore recognized a loss on disposal of assets, net of tax, of approximately $3.5 million which is included in discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2012.
The Company evaluates the costs excluded from its amortization calculation at least annually. Subject to industry conditions and the level of the Company’s activities, the inclusion of most of the above referenced costs into the Company’s amortization calculation is expected to occur within three to five years.

Index to Consolidated Financial Statements

A reconciliation of the asset retirement obligation for the years ended December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
Asset retirement obligation, beginning of period	$12,653,000	$10,845,000
Liabilities incurred	2,195,000	1,390,000
Liabilities settled	(2,271,000)	(248,000)
Accretion expense	698,000	666,000
Asset retirement obligation as of end of period	13,275,000	12,653,000
Less current portion	60,000	620,000
Asset retirement obligation, long-term	$13,215,000	$12,033,000

On May 7, 2012, the Company entered into a contribution agreement with Diamondback. Under the terms of the contribution agreement, the Company agreed to contribute to Diamondback, prior to the closing of the Diamondback initial public offering (“Diamondback IPO”), all its oil and gas interests in the Permian Basin (the "Contribution"). The Contribution was completed on October 11, 2012. At the closing of the Contribution, Diamondback issued to the Company (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which was repaid to the Company at the closing of the Diamondback IPO on October 17, 2012. This aggregate consideration was subject to a post-closing cash adjustment based on changes in the working capital, long-term debt and certain other items of Diamondback O&G LLC, formerly Windsor Permian LLC ("Diamondback O&G"), as of the date of the Contribution. In January 2013, the Company received an additional payment from Diamondback of approximately $18.6 million as a result of this post-closing adjustment which is included in accounts receivable - related parties on the accompanying consolidated balance sheets. Diamondback O&G is a wholly-owned subsidiary of Diamondback. Under the contribution agreement, the Company is generally responsible for all liabilities and obligations with respect to the contributed properties arising prior to the Contribution and Diamondback is responsible for such liabilities and obligations with respect to the contributed properties arising after the Contribution.

In accordance with the Company's policy under the full cost method of accounting to only recognize a gain or loss upon the disposal of oil and natural gas properties if such dispositions significantly alter the relationship between capitalized costs and proven oil and natural gas reserves, the Company recognized a gain on the sale of its Permian Basin assets of approximately $7.3 million, which is included in the accompanying consolidated statements of operations for the year ended December 31, 2012. In addition, the Company recorded a reduction to its full cost pool of approximately $213.0 million as a result of the Contribution.

In connection with the Contribution, the Company and Diamondback entered into an investor rights agreement under which the Company has the right, for so long as it beneficially owns more than 10% of Diamondback’s outstanding common stock, to designate one individual as a nominee to serve on Diamondback’s board of directors. Such nominee, if elected to Diamondback’s board, will also serve on each committee of the board so long as he or she satisfies the independence and other requirements for service on the applicable committee of the board. So long as the Company has the right to designate a nominee to Diamondback’s board and there is no Gulfport nominee actually serving as a Diamondback director, the Company has the right to appoint one individual as an advisor to the board who shall be entitled to attend board and committee meetings. The Company is also entitled to certain information rights and Diamondback granted the Company certain demand and “piggyback” registration rights obligating Diamondback to register with the Securities and Exchange Commission (the "SEC") any shares of Diamondback common stock that the Company owns. Immediately upon completion of the Contribution, the Company owned a 35% equity interest in Diamondback, rather than leasehold interests in the Company’s Permian Basin acreage. Upon completion of the Diamondback IPO on October 17, 2012, Gulfport owned approximately 22.5% of Diamondback's outstanding common stock. On October 18, 2012, the underwriters of the Diamondback IPO exercised in full their option to purchase additional shares of common stock of Diamondback and, upon the closing of such purchase on October 23, 2012, Gulfport owned approximately 21.4% of Diamondback's outstanding common stock. Following the Contribution, the Company accounts for its interest in Diamondback as an equity investment.

Index to Consolidated Financial Statements

5.	EQUITY INVESTMENTS
Investments accounted for by the equity method consist of the following as of December 31, 2012 and 2011:

	December 31,
	2012	2011
Investment in Tatex Thailand II, LLC	$203,000	$1,030,000
Investment in Tatex Thailand III, LLC	8,657,000	8,282,000
Investment in Grizzly Oil Sands ULC	172,766,000	69,008,000
Investment in Bison Drilling and Field Services LLC	13,518,000	6,366,000
Investment in Muskie Holdings LLC	7,320,000	2,138,000
Investment in Timber Wolf Terminals LLC	878,000	—
Investment in Windsor Midstream LLC	9,503,000	—
Investment in Stingray Pressure Pumping LLC	13,265,000	—
Investment in Stingray Cementing LLC	3,110,000	—
Investment in Blackhawk Midstream LLC	—	—
Investment in Stingray Logistics LLC	947,000	—
Investment in Diamondback Energy LLC	151,317,000	—
	$381,484,000	$86,824,000
Tatex Thailand II, LLC
The Company has a 23.5% ownership interest in Tatex Thailand II, LLC (“Tatex”). The remaining interests in Tatex are owned by entities controlled by Wexford. Tatex holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC (“APICO”), an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering approximately 243,000 acres which includes the Phu Horm Field. During the year ended December 31, 2012, Gulfport received $820,000 in distributions, reducing its total net investment in Tatex to $203,000. The loss on equity investment related to Tatex was immaterial for the years ended December 31, 2012, 2011 and 2010.
Tatex Thailand III, LLC
The Company has a 17.9% ownership interest in Tatex Thailand III, LLC (“Tatex III”). Approximately 68.7% of the remaining interests in Tatex III are owned by entities controlled by Wexford. During the year ended December 31, 2012, Gulfport paid $626,000 in cash calls, increasing its total net investment in Tatex III to $8,657,000. The Company recognized a loss on equity investment of $251,000, $172,000 and $224,000 for the years ended December 31, 2012, 2011 and 2010, respectively, which is included in (income) loss from equity method investments in the consolidated statements of operations.
Grizzly Oil Sands ULC
The Company, through its wholly owned subsidiary Grizzly Holdings Inc. ("Grizzly Holdings"), owns a 24.9999% interest in Grizzly Oil Sands ULC, ("Grizzly") a Canadian unlimited liability company. The remaining interest in Grizzly is owned by an entity controlled by Wexford. Since 2006, Grizzly has acquired leases in the Athabasca region located in the Alberta Province near Fort McMurray near other oil sands development projects. Grizzly has drilled core holes and water supply test wells in ten separate lease blocks for feasibility of oil production and conducted a seismic program. In March 2010, Grizzly filed an application in Alberta, Canada for the development of a steam-assisted gravity drainage ("SAGD") facility at Algar Lake. In November 2011, the Government of Alberta provided a formal Order in Council authorizing the Alberta Energy Resources Conservation Board (ERCB) to issue formal regulatory approval of the project. During 2012, Grizzly finished SAGD well pair drilling at Algar Lake and began the process of completing those well pairs for SAGD injection and production and continued the fabrication and onsite construction of the Algar Lake facility. In the first quarter of 2012, Grizzly completed the acquisition of approximately 47,000 acres through the purchase of its May River property and has prepared a full field development plan under which the May River property will be developed in multiple phases. In 2012, Grizzly submitted a SAGD project regulatory application for the development of a project at Thickwood Hills. During the year ended December 31, 2012, Gulfport paid $103,915,000 in cash calls and recorded a currency translation gain of $1,355,000, increasing its total net investment in Grizzly to $172,766,000 at December 31, 2012. Grizzly’s functional currency is the Canadian dollar. The Company recognized a loss on equity investment of $1,512,000, $1,592,000 and $740,000 for the years ended December 31,

Index to Consolidated Financial Statements

2012, 2011 and 2010, respectively, which is included in (income) loss from equity method investments in the consolidated statements of operations.
The Company, through its wholly owned subsidiary Grizzly Holdings Inc., entered into a loan agreement with Grizzly effective January 1, 2008, under which Grizzly borrowed funds from the Company. Borrowed funds initially bore interest at LIBOR plus 400 basis points and had an original maturity date of December 31, 2012. Effective April 1, 2010, the loan agreement was amended to modify the interest rate to 0.69% and change the maturity date to December 31, 2011. Effective October 15, 2010, the loan agreement was further amended to change the maturity date to December 31, 2012. Interest was paid on a paid-in-kind basis by increasing the outstanding balance of the loan. The Company loaned Grizzly approximately $3,182,000 during the year ended December 31, 2011. The Company recognized interest income of approximately $147,000 and $267,000 for the years ended December 31, 2011 and 2010, which is included in interest income in the consolidated statements of operations. Effective December 7, 2011, Grizzly Holdings Inc., entered into a debt settlement agreement with Grizzly under which Grizzly agreed to satisfy the entire outstanding debt by issuing additional common shares of Grizzly with no effect to the composition of ownership structure of Grizzly. At such date, the Company’s investment in Grizzly increased by the total $22,325,000 outstanding advances and accrued interest due from Grizzly, the cumulative $75,000 currency translation loss for the note receivable was adjusted through accumulated other comprehensive income and the note receivable was considered paid in full.
The tables below summarize financial information for Grizzly as of December 31, 2012, 2011 and 2010:
Summarized balance sheet information:

	December 31,
	2012	2011
Current assets	$30,098,000	$21,247,000
Noncurrent assets	$720,550,000	$284,361,000
Current liabilities	$42,547,000	$25,984,000
Noncurrent liabilities	$14,515,000	$1,780,000
Summarized results of operations:

	December 31,
	2012	2011	2010
Gross revenue	$—	$—	$—
Net loss	$6,050,000	$6,605,000	$3,234,000
Bison Drilling and Field Services LLC
During the third quarter of 2011, the Company purchased a 25% ownership interest in Bison Drilling and Field Services LLC (“Bison”) at a cost of $6,009,000, subject to adjustment. In April 2012, the Company purchased an additional 15% ownership interest in Bison for $6,152,000, bringing its total ownership interest in Bison to 40%. The remaining interests in Bison are owned by entities controlled by Wexford. Bison owns and operates drilling rigs. During the year ended December 31, 2012, Gulfport paid $1,373,000 in cash calls, increasing its total net investment in Bison to $13,518,000. The Company recognized a loss on its equity investment in Bison of $373,000 for the year ended December 31, 2012, and income of $357,000 for the year ended December 31, 2011, which amounts are included in (income) loss from equity method investments in the consolidated statements of operations.
The Company entered into a loan agreement with Bison effective May 15, 2012, under which Bison may borrow funds from the Company. Interest accrues at LIBOR plus 0.28% or 8%, whichever is lower, and shall be paid on a paid-in-kind basis by increasing the outstanding balance of the loan. The loan has a maturity date of January 31, 2015. The Company loaned Bison $1,594,000 during the first nine months of 2012, all of which was repaid by Bison during the third quarter of 2012. The interest income recognized on the note was immaterial for the year ended December 31, 2012.

Index to Consolidated Financial Statements

Muskie Holdings LLC
During the fourth quarter of 2011, the Company purchased a 25% ownership interest in Muskie Holdings LLC (“Muskie”) at a cost of $2,142,000, subject to adjustment. The remaining interests in Muskie are owned by entities controlled by Wexford. Muskie holds certain rights in a lease covering land in Wisconsin for mining oil and natural gas fracture grade sand. During the year ended December 31, 2012, Gulfport paid $6,213,000 in cash calls, increasing its total net investment in Muskie to $7,320,000. The Company recognized a loss on equity investment of $1,031,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations. The loss on equity investment related to Muskie was immaterial for the year ended December 31, 2011.
Timber Wolf Terminals LLC
During the first quarter of 2012, the Company purchased a 50% ownership interest in Timber Wolf Terminals LLC (“Timber Wolf”) at a cost of $1,000,000. The remaining interests in Timber Wolf are owned by entities controlled by Wexford. Timber Wolf will operate a crude/condensate terminal and a sand transloading facility in Ohio. The Company recognized a loss on equity investment of $122,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.
Windsor Midstream LLC

During the first quarter of 2012, the Company purchased a 22.5% ownership interest in Windsor Midstream LLC (“Midstream”) at a cost of $7,021,000. The remaining interests in Midstream are owned by entities controlled by Wexford. Midstream owns a 28.4% interest in MidMar Gas LLC, a gas processing plant in West Texas. During the year ended December 31, 2012, the Company paid $1,819,000 in cash calls, increasing its total net investment in Midstream to $9,503,000. The Company recognized income on equity investment of $663,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Stingray Pressure Pumping LLC

During the second quarter of 2012, the Company purchased a 50% ownership interest in Stingray Pressure Pumping LLC ("Stingray Pressure"). The remaining interests in Stingray Pressure are owned by entities affiliated with Wexford. Stingray Pressure provides well completion services. During the year ended December 31, 2012, the Company paid $14,500,000 in cash calls, increasing its total net investment in Stingray Pressure to $13,265,000. The Company recognized a loss on equity investment of $1,235,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Stingray Cementing LLC

During the second quarter of 2012, the Company purchased a 50% ownership interest in Stingray Cementing LLC ("Stingray Cementing"). The remaining interests in Stingray Cementing are owned by entities affiliated with Wexford. Stingray Cementing provides well cementing services. During the year ended December 31, 2012, the Company paid $3,269,000 in cash calls, increasing its net investment in Stingray Cementing to $3,110,000. The Company recognized a loss on equity investment of $159,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Blackhawk Midstream LLC

During the second quarter of 2012, the Company purchased a 50% ownership interest in Blackhawk Midstream LLC ("Blackhawk"). The remaining interest in Blackhawk is owned by an entity controlled by Wexford. Blackhawk coordinates gathering, compression, processing and marketing activities for the Company in connection with the development of its Utica Shale acreage. During the year ended December 31, 2012, the Company paid $436,000 in cash calls. The Company recognized a loss on equity investment of $436,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Stingray Logistics LLC

During the fourth quarter of 2012, the Company purchased a 50% ownership interest in Stingray Logistics LLC ("Stingray Logistics"). The remaining interests in Stingray Logistics are owned by entities affiliated with Wexford. Stingray

Index to Consolidated Financial Statements

Logistics provides well services. During the year ended December 31, 2012, the Company paid $983,000 in cash calls. The Company recognized a loss on equity investment of $36,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Diamondback Energy, Inc.

As noted above in Note 4, on May 7, 2012, the Company entered into a contribution agreement with Diamondback. Under the terms of the contribution agreement, the Company agreed to contribute to Diamondback, prior to the closing of the Diamondback IPO, all its oil and gas interests in the Permian Basin. The Contribution was completed on October 11, 2012. At the closing of the Contribution, Diamondback issued to the Company (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which was repaid to the Company at the closing of the Diamondback IPO on October 17, 2012. Following the closing of the Diamondback IPO, the Company owned approximately 21.4% of Diamondback's outstanding common stock for an initial investment in Diamondback of $138,496,000. The Company accounts for its interest in Diamondback as an equity method investment and has elected the fair value option of accounting and valued its investment in Diamondback using the quoted closing market price of Diamondback's stock on December 31, 2012 of $19.12 per share multiplied by the Company's number of outstanding shares of Diamondback's stock. The Company's investment in Diamondback totaled $151,317,000 at December 31, 2012. The Company recognized a gain on equity investment of $12,821,000 for the year ended December 31, 2012, which is included in (income) loss from equity method investments in the consolidated statements of operations.
The tables below summarize financial information for Diamondback as of December 31, 2012, 2011 and 2010:
Summarized balance sheet information:

	December 31,
	2012	2011
Current assets	$50,275,000	$30,812,000
Noncurrent assets	$556,426,000	$232,766,000
Current liabilities	$79,232,000	$42,298,000
Noncurrent liabilities	$65,401,000	$92,243,000

Summarized results of operations:

	December 31,
	2012	2011	2010
Gross revenue	$74,962,000	$49,366,000	$27,253,000
Income from operations	$17,307,000	$15,147,000	$9,181,000
Net income (loss)	$(36,521,000)	$(386,000)	$8,231,000

6.	OTHER ASSETS
Other assets consist of the following as of December 31, 2012 and 2011:

	December 31,
	2012	2011
Plugging and abandonment escrow account on the WCBB properties (Note 16)	$3,113,000	$3,121,000
Certificates of Deposit securing letter of credit	275,000	275,000
Prepaid drilling costs	515,000	228,000
Loan commitment fees	9,388,000	1,495,000
Deposits	4,000	4,000
	$13,295,000	$5,123,000

Index to Consolidated Financial Statements

7.	LONG-TERM DEBT
A break-down of long-term debt as of December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
Revolving credit agreement (1)	$—	$—
Building loans (2)	2,143,000	2,283,000
7.75% senior unsecured notes due 2020 (3)	300,000,000	—
Unamortized original issue (discount) premium, net (4)	(3,105,000)	—
Less: current maturities of long term debt	(150,000)	(141,000)
Debt reflected as long term	$298,888,000	$2,142,000
Maturities of long-term debt (excluding premiums and discounts) as of December 31, 2012 are as follows:

2013	$150,000
2014	158,000
2015	168,000
2016	1,667,000
2017	—
Thereafter	300,000,000
Total	$302,143,000
(1) On September 30, 2010, the Company entered into a $100 million senior secured revolving credit agreement with The Bank of Nova Scotia, as administrative agent and letter of credit issuer and lead arranger, and Amegy Bank National Association ("Amegy Bank"). The revolving credit facility initially matured on September 30, 2013 and had an initial borrowing base availability of $50.0 million, which was increased to $65.0 million effective December 24, 2010. The amounts borrowed under the credit agreement were used to repay all of the Company’s outstanding indebtedness under its prior revolving credit facility ($42.0 million) and term loan ($2.5 million), each with Bank of America, N.A., as administrative agent, and for general corporate purposes. The credit agreement is secured by substantially all of the Company’s assets. The Company’s wholly-owned subsidiaries guaranteed the obligations of the Company under the credit agreement.
On May 3, 2011, the Company entered into a first amendment to the revolving credit agreement with The Bank of Nova Scotia, Amegy Bank, KeyBank National Association (“KeyBank”) and Société Générale. Pursuant to the terms of the first amendment, KeyBank and Société Générale were added as additional lenders, the maximum amount of the facility was increased to $350.0 million, the borrowing base was increased to $90.0 million, certain fees and rates payable by the Company under the credit agreement were decreased, and the maturity date was extended until May 3, 2015. On October 31, 2011, the Company entered into additional amendments to its revolving credit facility pursuant to which, among other things, the borrowing base under this facility was increased to $125.0 million.
Effective May 2, 2012, the Company entered into a fourth amendment to its revolving credit facility under which, among other things, the borrowing base was increased to $155.0 million and Credit Suisse, Deutsche Bank Trust Company Americas and Iberiabank were added as additional lenders and Société Générale left the bank group.

On October 9, 2012, and October 17, 2012, the Company entered into a fifth amendment and a sixth amendment, respectively, to the revolving credit agreement. The fifth amendment modified certain covenants in the credit agreement to permit the Company to issue senior unsecured notes in an aggregate principal amount of up to $300.0 million and provided for a reduction in the borrowing base to an amount to be determined upon the completion of any senior unsecured notes issuance. The sixth amendment lowered the applicable rate set forth in the credit agreement (i) from a range of 1.00% to 1.75% to a range of 0.75% to 1.50% for the base rate loans and (ii) from a range of 2.00% to 2.75% to a range of 1.75% to 2.50% for the Eurodollar rate loans and letters of credit. The sixth amendment lowered the commitment fees for Level 1 and Level 2 usage levels, in each case, from 0.50% per annum to 0.375% per annum. Also, effective as of October 17, 2012, in connection with the Company's completion of the offering of $250.0 million 7.750% senior unsecured notes due 2020, (the "October Notes"), the repayment of all outstanding amounts under the revolving credit agreement with the proceeds of the October Notes, and the contribution of Gulfport’s oil and natural gas interests in the Permian Basin to Diamondback discussed in Note 4 above,

Index to Consolidated Financial Statements

Gulfport’s borrowing base under the credit agreement was reduced to $45.0 million until the next borrowing base redetermination. In conjunction with the lowering of the borrowing base in October 2012, the Company expensed a proportional amount of the unamortized loan fees associated with the revolving credit facility totaling approximately $1,088,000, which is included in interest expense on the accompanying consolidated statements of operations.
On December 18, 2012, the Company entered into a seventh amendment to the revolving credit agreement under which the Company was permitted to issue $50.0 million 7.750% senior unsecured notes due 2020, (the "December Notes") under the same indenture as the October Notes, (collectively, the "Notes") and upon the issuance of the December Notes, the borrowing base under the revolving credit agreement was reduced from $45.0 million to $40.0 million until the next borrowing base redetermination. As of December 31, 2012, the Company had no balance outstanding under the revolving credit agreement. In conjunction with the lowering of the borrowing base in December 2012, the Company expensed a proportional amount of unamortized loan fees associated with the revolving credit facility totaling approximately $55,000, which is included in interest expense on the accompanying consolidated statements of operations.
Advances under the credit agreement, as amended, may be in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans is equal to (1) the applicable rate, which ranges from 0.75% to 1.50%, plus (2) the highest of: (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by agent as its “prime rate,” and (c) the eurodollar rate for an interest period of one month plus 1.00%. The interest rate for eurodollar loans is equal to (1) the applicable rate, which ranges from 1.75% to 2.50%, plus (2) the London interbank offered rate that appears on Reuters Screen LIBOR01 Page for deposits in U.S. dollars, or, if such rate is not available, the offered rate on such other page or service that displays the average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars, or, if such rate is not available, the average quotations for three major New York money center banks of whom the agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. dollars. At October 17, 2012 (the latest date during the year ended December 31, 2012 on which the Company had borrowings outstanding), amounts borrowed under the revolving credit agreement bore interest at the Eurodollar rate (2.97%).
The credit agreement contains customary negative covenants including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to:
•incur indebtedness; grant liens;
•pay dividends and make other restricted payments;
•make investments;
•make fundamental changes;
•enter into swap contracts and forward sales contracts;
•dispose of assets;
•change the nature of their business; and
•enter into transactions with their affiliates.
The negative covenants are subject to certain exceptions as specified in the credit agreement. The credit agreement also contains certain affirmative covenants, including, but not limited to the following financial covenants:
(i) the ratio of funded debt to EBITDAX (net income, excluding any non-cash revenue or expense associated with swap contracts resulting from ASC 815, plus without duplication and to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated interest expense for such period, (b) the aggregate amount of income, franchise, capital or similar tax expense (other than ad valorem taxes) for such period, (c) all amounts attributable to depletion, depreciation, amortization and asset or goodwill impairment or writedown for such period, (d) all other non-cash charges, (e) non-cash losses from minority investments, (f) actual cash distributions received from minority investments, (g) to the extent actually reimbursed by insurance, expenses with respect to liability on casualty events or business interruption, and (h) all reasonable transaction expenses related to dispositions and acquisitions of assets, investments and debt and equity offering, and less non-cash income attributable to equity income from minority investments) for a twelve-month period may not be greater than 2.00 to 1.00; and
(ii) the ratio of EBITDAX to interest expense for a twelve-month period may not be less than 3.00 to 1.00. The Company was in compliance with all covenants at December 31, 2012.

Index to Consolidated Financial Statements

(2) In March 2011, the Company entered into a new building loan agreement for the office building it occupies in Oklahoma City, Oklahoma. The new loan agreement refinanced the $2.4 million outstanding under the previous building loan agreement. The new agreement matures in February 2016 and bears interest at the rate of 5.82% per annum. The new building loan requires monthly interest and principal payments of approximately $22,000 and is collateralized by the Oklahoma City office building and associated land.
(3) On October 17, 2012, the Company issued the $250.0 million October Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act, (the "October Notes Offering") under an indenture among the Company, its subsidiary guarantors and Wells Fargo Bank, National Association, as the trustee, (the "senior note indenture"). On December 21, 2012, the Company issued an additional $50.0 million in aggregate principal amount of December Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act, ("the December Notes Offering"). The December Notes were issued as additional securities under the senior note indenture. The October Notes Offering and the December Notes Offering are collectively referred to as the "Notes Offerings". The Company used a portion of the net proceeds from the October Notes Offering to repay all amounts outstanding at such time under its revolving credit facility. The Company intends to use the remaining net proceeds of October Notes Offering and the net proceeds of the December Notes Offering for general corporate purposes, which may include funding a portion of its 2013 capital development plan.
Under the senior note indenture, interest on the Notes accrues at a rate of 7.750% per annum on the outstanding principal amount from October 17, 2012, payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2013. The Notes are the Company's senior unsecured obligations and rank equally in the right of payment with all of the Company's other senior indebtedness and senior in right of payment to any future subordinated indebtedness. All of the Company's existing and future restricted subsidiaries that guarantee the Company's secured revolving credit facility or certain other debt guarantee the Notes; provided, however, that the Notes are not guaranteed by Grizzly Holdings, Inc. and will not be guaranteed by any of the Company's future unrestricted subsidiaries. The Company may redeem some or all of the Notes at any time on or after November 1, 2016, at the redemption prices listed in the senior note indenture. Prior to November 1, 2016, the Company may redeem the Notes at a price equal to 100% of the principal amount plus a “make-whole” premium. In addition, prior to November 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the Notes initially issued remains outstanding immediately after such redemption.
(4) The October Notes were issued at a price of 98.534% resulting in a gross discount of $3,665,000 and an effective rate of 8.000%. The December Notes were issued at a price of 101.000% resulting in a gross premium of $500,000 and an effective rate of 7.531%. The premium and discount are being amortized using the effective interest method.
Interest Expense
The following schedule shows the components of interest expense at December 31, 2012 and 2011:

	December 31,
	2012	2011
Cash paid for interest	$1,404,000	$963,000
Change in accrued interest	4,155,000	(132,000)
Write-off of deferred loan costs	1,143,000	—
Amortization of loan costs	640,000	540,000
Amortization of note discount and premium	59,000	—
Other	57,000	29,000
Total interest expense	$7,458,000	$1,400,000

8.	COMMON STOCK OPTIONS, WARRANTS AND CHANGES IN CAPITALIZATION
Options
The Company sponsors the 1999 Stock Option Plan (the “Plan”), which is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. Under the terms of the Plan, the Committee could determine: to which eligible participants options shall be granted, the number of shares covered by such options, the purchase price or

Index to Consolidated Financial Statements

exercise price of such options, the vesting period of such options and the exercisable period of such options. Eligible participants are defined as all directors of the Company, all officers of the Company and all key employees of the Company with a customary work week of at least 40 hours in the employ of the Company. The maximum number of shares for which options could be granted under the Plan, as adjusted for changes in capitalization which have taken place since the Plan’s adoption, was 883,000. The Company has granted 627,337 options for the purchase of shares of the Company’s common stock under the Plan as of December 31, 2012. No additional securities will be issued under the Plan other than upon exercise of options that are outstanding.
The Company replaced the Plan in January 2005 with the 2005 Stock Incentive Plan (“2005 Plan”), which is administered by the Committee. Under the terms of the 2005 Plan, the Committee may determine when options shall be granted, to which eligible participants options shall be granted, the number of shares covered by such options, the purchase price or exercise price of such options, the vesting periods of such options and the exercisable period of such options. Eligible participants are defined as employees, consultants, and directors of the Company.
On April 20, 2006, the Company amended and restated the 2005 Plan to (i) include (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Restricted Awards (Restricted Stock and Restricted Stock Units), (d) Performance Awards and (e) Stock Appreciation Rights and (ii) increase the maximum aggregate amount of common stock that may be issued under the 2005 Plan from 1,904,606 shares to 3,000,000 shares, including the 627,337 shares underlying options granted to employees under the Plan prior to adoption of the 2005 Plan. As of December 31, 2012, the Company has granted 997,269 options for the purchase of shares of the Company’s common stock under the 2005 Plan. The shares of stock issued once the options are exercised will be from authorized but unissued common stock.
Sale of Common Stock
On May 19, 2010, the Company sold 1,481,481 shares of its common stock in an underwritten public offering at a public offering price of $13.50 per share less the underwriting discount. On May 25, 2010, the Company sold an additional 187,022 shares of common stock at the public offering price less the underwriting discount in connection with the underwriters’ partial exercise of the over-allotment option granted to them by the Company. The Company received the aggregate net proceeds of approximately $21.6 million from the sale of these shares after deducting the underwriting discount and before offering expenses. A portion of the net proceeds from the offering was used to fund the Company’s Niobrara Formation and Permian Basin acquisitions. The remaining net proceeds from this offering were used for general corporate purposes, including expenditures associated with the Company’s 2010 drilling programs.
On March 30, 2011, the Company completed the sale of an aggregate of 2,760,000 shares of its common stock in an underwritten public offering at a public offering price of $32.00 per share less the underwriting discount. The Company received aggregate net proceeds of approximately $84.3 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used the net proceeds from the equity offering to fund the Company’s acquisition of leases in the Utica Shale as discussed in Note 2 and for general corporate purposes. Pending the application of the Company’s net proceeds for such purposes, the Company repaid all of its outstanding indebtedness under its revolving credit agreement.
On July 15, 2011, the Company completed the sale of an aggregate of 3,450,000 shares of its common stock in an underwritten public offering at a public offering price of $28.75 per share less the underwriting discount. The Company received aggregate net proceeds of approximately $94.7 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used a portion of the net proceeds from the equity offering to fund the Company’s acquisition of leases in the Utica Shale as discussed in Note 2 and for general corporate purposes. Pending the application of the Company’s net proceeds for such purposes, the Company repaid all of its outstanding indebtedness under its revolving credit agreement.
On December 5, 2011, the Company completed the sale of an aggregate of 4,600,000 shares of its common stock in an underwritten public offering at a public offering price of $29.00 per share less the underwriting discount. The Company received aggregate net proceeds of approximately $128.0 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used the proceeds to fund capital expenditures associated with drilling, development and infrastructure, principally in the Utica Shale in Ohio and for general corporate purposes.
On December 24, 2012, the Company completed the sale of an aggregate of 11,750,000 shares of its common stock in an underwritten public offering (including the partial exercise of an over-allotment option for 1,650,000 shares granted to the underwriters, which option was exercised to the extent of 750,000 shares) at a public offering price of $38.00 per share less the underwriting discount. The Company received aggregate net proceeds (including the net proceeds from the sale of the shares of common stock to the underwriters under their over-allotment option) of approximately $427.9 million from the sale of these

Index to Consolidated Financial Statements

shares after deducting the underwriting discount and before offering expenses. The Company used the net proceeds in part to fund the acquisition of additional Utica Shale acreage as discussed in Note 2.
Private Placement Offering
In March 2002, the Company completed a private placement offering of 10,000 units. Each unit consisted of (i) one share of Cumulative Preferred Stock, Series A, of the Company (the “Preferred”) and (ii) a warrant to purchase up to 250 shares of common stock, par value $0.01 per share, of the Company (the “Warrants”). Holders of the Preferred were entitled to receive dividends at the rate of 12% of the liquidation preference per annum payable quarterly in cash or, at the option of the Company for all quarters ending on or prior to March 31, 2004, payable in whole or in part in additional shares of Preferred at the rate of 15% of the liquidation preference per annum. All Preferred shares were redeemed in 2005.
The 2,322,962 Warrants issued had a term of 10 years and a current exercise price of $1.19 per share of common stock subject to adjustment. The Company granted to holders of the Warrants certain demand and piggyback registration rights with respect to shares of common stock issuable upon exercise of the Warrants. The 8,875 unexercised warrants expired on March 31, 2012.

9.	STOCK-BASED COMPENSATION
During the years ended December 31, 2012, 2011 and 2010, the Company’s stock-based compensation cost was $4,688,000, $1,287,000 and $492,000, respectively, of which the Company capitalized $1,875,000, $515,000 and $197,000, respectively, relating to its exploration and development efforts.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on the historical volatility of the market price of Gulfport’s common stock over a period of time ending on the grant date. Based upon the historical experience of the Company, the expected term of options granted is equal to the vesting period plus one year. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The 2005 Plan provides that all options must have an exercise price not less than the fair value of the Company’s common stock on the date of the grant.
No stock options were issued during the years ended December 31, 2012, 2011 and 2010.
The Company has not declared dividends and does not intend to do so in the foreseeable future, and thus did not use a dividend yield. In each case, the actual value that will be realized, if any, depends on the future performance of the common stock and overall stock market conditions. There is no assurance that the value an optionee actually realizes will be at or near the value estimated using the Black-Scholes model.

Index to Consolidated Financial Statements

A summary of the status of stock options and related activity for the years ended December 31, 2012, 2011 and 2010 are presented below:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2009	508,630	$7.14	5.38	$2,192,000
Granted	—	—
Exercised	(48,889)	6.46		545,000
Forfeited/expired	(1,500)	2.00
Options outstanding at December 31, 2010	458,241	7.23	4.48	$6,621,000
Granted	—	—
Exercised	(102,000)	9.74		2,308,000
Forfeited/expired	—	—
Options outstanding at December 31, 2011	356,241	6.51	3.41	$8,172,000
Granted	—	—
Exercised	(21,000)	8.80		628,000
Forfeited/expired	—	—
Options outstanding at December 31, 2012	335,241	$6.37	2.39	$10,678,000
Options exercisable at December 31, 2012	335,241	$6.37	2.39	$10,678,000
Unrecognized compensation expense as of December 31, 2012 related to outstanding stock options and restricted shares was $6,745,000. The expense is expected to be recognized over a weighted average period of 1.55 years.
The following table summarizes information about the stock options outstanding at December 31, 2012:

Exercise Price	Number Outstanding	Weighted Average Remaining Life (in years)	Number Exercisable
$3.36	205,241	2.06	205,241
$9.07	5,000	2.69	5,000
$11.20	125,000	2.92	125,000
	335,241		335,241

Index to Consolidated Financial Statements

The following table summarizes restricted stock activity for the twelve months ended December 31, 2012, 2011 and 2010:

	Number of Unvested Restricted Shares	Weighted Average Grant Date Fair Value
Unvested shares as of December 31, 2009	60,244	$6.01
Granted	111,667	12.94
Vested	(58,525)	8.17
Forfeited	—	—
Unvested shares as of December 31, 2010	113,386	$11.72
Granted	153,332	$31.15
Vested	(63,370)	12.87
Forfeited	—	—
Unvested shares as of December 31, 2011	203,348	$26.02
Granted	196,832	$35.87
Vested	(135,015)	29.59
Forfeited	(19,334)	26.81
Unvested shares as of December 31, 2012	245,831	$31.88

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts on the accompanying consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and current and long-term debt related to the building loans are carried at cost, which approximates market value.
At December 31, 2012 the carrying value of the outstanding debt represented by the Notes was $296,895,000, including the remaining unamortized discount of approximately $3,595,000 related to the October Notes and the remaining unamortized premium of approximately $490,000 related to the December Notes. Based on the quoted market price, the fair value of the Notes was determined to be approximately $308,250,000 at December 31, 2012.
The fair value of the derivative instruments is computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date, as adjusted for basis differentials. Forward market prices for oil are dependent upon supply and demand factors in such forward market and are subject to significant volatility.

11.	INCOME TAXES
The income tax provision for continuing operations consists of the following:

	2012	2011	2010
Current:
State	$84,000	$—	$40,000
Federal	646,000	282,000	95,000
Deferred:
State	2,214,000	—	—
Federal	23,419,000	(372,000)	(95,000)
Total income tax expense (benefit) provision from continuing operations	$26,363,000	$(90,000)	$40,000

Index to Consolidated Financial Statements

A reconciliation of the statutory federal income tax amount to the recorded expense follows:

	2012	2011	2010
Income from continuing operations before federal income taxes	$98,199,000	$108,332,000	$47,403,000
Expected income tax at statutory rate	34,370,000	37,916,000	16,591,000
State income taxes	1,493,000	4,227,000	2,378,000
Other differences	292,000	(146,000)	(111,000)
Changes in valuation allowance	(9,792,000)	(42,087,000)	(18,818,000)
Income tax expense (benefit) recorded for continuing operations	$26,363,000	$(90,000)	$40,000
The tax effects of temporary differences and net operating loss carryforwards, which give rise to deferred tax assets and liabilities at December 31, 2012, 2011 and 2010 are estimated as follows:

	2012	2011	2010
Deferred tax assets:
Net operating loss carryforward	$1,513,000	$40,880,000	$20,967,000
Oil and gas property basis difference	—	—	32,054,000
FASB ASC 718 compensation expense	762,000	520,000	347,000
Investment in pass through entities	—	78,000	722,000
AMT credit	1,643,000	1,000,000	693,000
Non-oil and gas property basis difference	—	103,000	279,000
Charitable contributions carryover	5,000	3,000	—
Unrealized gain on hedging activities	3,836,000	—	—
Foreign tax credit carryforwards	2,074,000	—	—
State net operating loss carryover	4,315,000	6,410,000	—
Total deferred tax assets	14,148,000	48,994,000	55,062,000
Valuation allowance for deferred tax assets	(4,629,000)	(12,347,000)	(54,434,000)
Deferred tax assets, net of valuation allowance	9,519,000	36,647,000	628,000
Deferred tax liabilities:
Oil and gas property basis difference	15,049,000	35,637,000	—
Investment in pass through entities	3,618,000	—	—
Non-oil and gas property basis difference	227,000	—	—
Investment in nonconsolidated affiliates	9,232,000	—	—
Unrealized gain on hedging activities	—	10,000	—
Total deferred tax liabilities	28,126,000	35,647,000	—
Net deferred tax asset (liability)	$(18,607,000)	$1,000,000	$628,000
The Company has an available federal tax net operating loss carryforward estimated at approximately $4,323,000 as of December 31, 2012. This carryforward will begin to expire in the year 2018. Based upon the December 31, 2012 net deferred tax liability position of the Company's oil and gas assets, management believes that this is a positive source of evidence to utilize the carryforward before it expires. Therefore, a valuation allowance has not been provided at December 31, 2012. A valuation allowance has been provided at December 31, 2011 and 2010 because it was management’s belief in those years, based upon the Company’s past history of no taxable income and future projections of no taxable income during the carryforward period, it was more likely than not that the net deferred tax assets would not be realized. The Company also has state net operating loss carryovers of $84,031,000 from Oklahoma and Louisiana that will begin to expire in 2013, alternative minimum tax credits of $1,643,000 with no expiration date and federal foreign tax credit carryovers of $2,074,000 which begin to expire in 2017. The Company has recorded a valuation allowance of $4,629,000 related to state net operating loss carryovers and foreign tax credit carryovers as the carryovers may not be utilized based upon a more likely than not basis.

Index to Consolidated Financial Statements

In 2012, the Diamondback Contribution generated an estimated $61.9 million taxable gain. As a result, the Company recognized $9,792,000 of its deferred tax assets which had previously been subject to a valuation allowance. The Company also recognized $25,633,000 of deferred tax expense in 2012 primarily due to the utilization of prior net operating losses from the Diamondback Contribution gain. Current federal expense in 2012, 2011 and 2010 is primarily attributable to alternative minimum tax. The Company also had income tax expense of $84,000 and $40,000 related to state income tax for the years ended December 31, 2012 and 2010.

Index to Consolidated Financial Statements

12.	EARNINGS PER SHARE
A reconciliation of the components of basic and diluted net income per common share is presented in the table below:

	2012			2011			2010
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic:
Net income	$68,371,000	55,933,354	$1.22	$108,422,000	48,754,840	$2.22	$47,363,000	43,863,190	$1.08
Effect of dilutive securities:
Stock options and awards	—	484,134		—	452,123		—	392,902
Diluted:
Net income	$68,371,000	56,417,488	$1.21	$108,422,000	49,206,963	$2.20	$47,363,000	44,256,092	$1.07
There were no potential shares of common stock that were considered anti-dilutive for the years ended December 31, 2012, 2011 and 2010.

Index to Consolidated Financial Statements

13.	HEDGING ACTIVITIES
Oil Price Hedging Activities
The Company seeks to reduce its exposure to unfavorable changes in oil prices, which are subject to significant and often volatile fluctuation, by entering into fixed price swaps and forward sales contracts. These contracts allow the Company to predict with greater certainty the effective oil prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided in the contracts. However, the Company will not benefit from market prices that are higher than the fixed prices in the contracts for hedged production.
The Company accounts for its oil derivative instruments as cash flow hedges for accounting purposes under FASB ASC 815 and related pronouncements. All derivative contracts are marked to market each quarter end and are included in the accompanying consolidated balance sheets as derivative assets and liabilities.
During the fourth quarter of 2010, the Company entered into fixed price swap contracts for 2011 with the purchaser of the Company’s WCBB oil and with a financial institution. The Company’s 2011 fixed price swap contracts were tied to the commodity prices on the New York Mercantile Exchange (“NYMEX”). The Company received the fixed price amount stated in the contract and paid to its counterparty the current market price for oil as listed on the NYMEX West Texas Index (“WTI”). During the third quarter of 2011 and in 2012, the Company entered into fixed price swap contracts for 2012 and 2013 with the purchaser of the Company’s oil and four financial institutions. The Company’s 2012 and 2013 fixed price swap contracts are tied to the commodity prices on the International Petroleum Exchange (“IPE”) and NYMEX. For the Company’s 2013 fixed price swap contracts, the Company will receive the fixed price amount stated in the contract and pay to its counterparty the current market price for oil as listed on the IPE for Brent Crude and the NYMEX WTI. At December 31, 2012, the Company had the following fixed price swaps in place:

	Daily Volume (Bbls/day)	Weighted Average Price
January - December 2013	5,000	$100.90
At December 31, 2012 the fair value of derivative assets related to the fixed price swaps was as follows:

Short-term derivative instruments - asset	$664,000
Short-term derivative instruments - liability	$10,442,000

At December 31, 2011, the fair value of derivative assets related to the fixed price swaps was as follows:

Short-term derivative instruments - asset	$1,601,000
All fixed price swaps and forward sales contracts have been executed in connection with the Company’s oil price hedging program. For fixed price swaps qualifying as cash flow hedges pursuant to FASB ASC 815, the realized contract price is included in oil sales in the period for which the underlying production was hedged.
For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of FASB ASC 815, changes in fair value are recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Amounts reclassified out of accumulated other comprehensive income into earnings as a component of oil and condensate sales for the years ended December 31, 2012 and 2011 are presented below.

	Year ended December 31,
	2012	2011
(Reduction) addition to oil and condensate sales	$(1,517,000)	$(4,720,000)
The Company expects to reclassify $9,660,000 out of accumulated other comprehensive income into earnings as a component of oil and condensate sales during the year ended December 31, 2013 related to fixed price swaps.

Index to Consolidated Financial Statements

The following table presents the balances of the Company’s cumulative hedging activities included in other comprehensive income.

December 31, 2009	$(18,736,000)
December 31, 2010	$(4,720,000)
December 31, 2011	$1,576,000
December 31, 2012	$(9,660,000)
Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. The Company recognized a loss of $144,000 related to hedge ineffectiveness for the year ended December 31, 2012, which is included in oil and condensate sales in the consolidated statements of operations. The Company recognized a gain of $25,000 related to hedge ineffectiveness for the year ended December 31, 2011, which is included in oil and condensate sales in the consolidated statements of operations. The Company did not recognize into earnings any amount related to hedge ineffectiveness for the year ended December 31, 2010.
For the period January 2010 through February 2010, the Company was party to forward sales contracts for the sale of 3,000 barrels of WCBB production per day at a weighted average daily price of $54.81 per barrel, before transportation costs and differentials. For the period March 2010 through December 2010, the Company was party to forward sales contracts for the sale of 2,300 barrels of WCBB production per day at a weighted average daily price of $58.24 per barrel, before transportation costs and differentials. For the period January 2011 through December 2011, the Company was party to fixed price swaps for 2,000 barrels of oil per day at a weighted average price of $86.96 per barrel. For the period from January 2012 through February 2012, the Company was party to fixed price swaps for 2,000 barrels of oil per day at a weighted average price of $108.00 per barrel. For the period from March 2012 through July 2012, the Company was party to fixed price swaps for 3,000 barrels of oil per day at a weighted average price of $109.73 per barrel. For the period from August 2012 through December 2012, the Company was party to fixed price swaps for 4,000 barrels of oil per day at a weighted average price of $107.29 per barrel.
The Company delivered approximately 46% of its 2012 production under fixed price swaps.

14.	FAIR VALUE MEASUREMENTS
The Company records certain financial and non-financial assets and liabilities on the balance sheet at fair value in accordance with FASB ASC 820. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement requires fair value measurements be classified and disclosed in one of the following categories:
Level 1 – Quoted prices in active markets for identical assets and liabilities.
Level 2 – Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 – Significant inputs to the valuation model are unobservable.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Index to Consolidated Financial Statements

The following tables summarize the Company’s financial and non-financial liabilities by FASB ASC 820 valuation level as of December 31, 2012 and 2011:

	December 31, 2012
	Level 1	Level 2	Level 3
Assets:
Fixed price swaps	$—	$664,000	$—
Equity investment in Diamondback	151,317,000	—	—
Liabilities:
Fixed price swaps	$—	$10,442,000	$—

	December 31, 2011
	Level 1	Level 2	Level 3
Assets:
Fixed price swaps	$—	$1,601,000	$—
Liabilities:
Fixed price swaps	$—	$—	$—
The estimated fair value of the Company’s fixed price swap contracts was based upon forward commodity prices based on quoted market prices, adjusted for differentials. See Note 13 for further discussion of the Company's hedging activities. The estimated fair value of the Company's equity investment in Diamondback was based upon the public closing share price of Diamondback's common stock as of December 31, 2012.
The Company estimates asset retirement obligations pursuant to the provisions of FASB ASC Topic 410, “Asset Retirement and Environmental Obligations” (“FASB ASC 410”). The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and gas properties. Given the unobservable nature of the inputs, including plugging costs and reserve lives, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs. See Note 4 for further discussion of the Company’s asset retirement obligations. Asset retirement obligations incurred during the twelve months ended December 31, 2012 were approximately $2,195,000.

15.	RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Company conducts business activities with certain related parties.
Diamondback operates the Permian Basin wells included in the Contribution as discussed above in Note 4. At December 2012 and 2011, the Company owed Diamondback approximately $269,000 and $5,593,000, respectively, related to reimbursement for services provided. Approximately $7,089,000 and $5,489,000 of services provided by Diamondback are included in lease operating expenses in the consolidated statements of operations for the years ended December 31, 2012 and 2011, respectively. Approximately $40,354,000 and $50,614,000 related to services performed by Diamondback are included in oil and natural gas properties on the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively.

As discussed in Note 3, Gulfport is the operator of its Niobrara Formation acreage under a development agreement with Windsor Niobrara. As operator, the Company is responsible for daily operations, monthly operation billings and monthly revenue disbursements for these properties. For the year ended December 31, 2012 and 2011, the Company billed Windsor Niobrara approximately $7,545,000 and $6,642,000, respectively, for these services. At December 31, 2012 and 2011, Windsor Niobrara owed the Company approximately $173,000 and $3,557,000, respectively, for these services.
Windsor Ohio LLC ("Windsor Ohio"), an entity controlled by Wexford, participated with the Company in the acquisition of certain leasehold interest in acreage located in the Utica Shale in Ohio. The Company is the operator of this acreage in the Utica Shale. As operator, the Company is responsible for daily operations, monthly operation billings and monthly revenue disbursements for these properties. For the year ended December 31, 2012 and 2011, the Company billed Windsor Ohio approximately $163,650,000 and $93,871,000, respectively, for these services. At December 31, 2012, Windsor Ohio owed the Company approximately $6,520,000 for these services. No amounts were owed by Windsor Ohio at December 31, 2011. Liddell Investments, LLC (“Liddell Investments”), an entity controlled by Gulfport's Chairman of the Board, has a 10% interest in Windsor Ohio. For the year ended December 31, 2012, the Company billed Liddell Investments directly for these services in respect of this 10% interest in the amount of approximately $2,020,000 and, at December 31, 2012, all of this amount was owed

Index to Consolidated Financial Statements

to the Company. For the year ended December 2012, the Company paid Liddell Investments approximately $102,000 in respect of its interest in Windsor Ohio.
Rhino Exploration LLC ("Rhino"), an affiliate of Wexford, participated with the Company in the acquisition of certain leasehold interest in acreage located in the Utica Shale in Ohio. The Company is the operator of this acreage in the Utica Shale. As operator, the Company is responsible for daily operations, monthly operation billings and monthly revenue disbursements for these properties. For the years ended December 31, 2012 and 2011, the Company billed Rhino approximately $4,443,000 and $25,862,000, respectively, for these services. At December 31, 2012, Rhino owed the Company approximately $4,257,000 for these services. No amounts were owed by Rhino at December 31, 2011.
Athena Construction LLC (“Athena”), an entity controlled by Wexford, performs services for the Company at its WCBB and Hackberry fields. At December 31, 2012 and 2011, the Company owed Athena approximately $1,453,000 and $676,000, respectively, related to these services. Approximately $422,000 and $423,000 of services provided by Athena are included in lease operating expenses in the consolidated statements of operations for the years ended December 31, 2012 and 2011, respectively. Approximately $5,009,000 and $2,851,000 related to services performed by Athena are included in oil and natural gas properties on the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively.
Great White Directional Services LLC (“Directional”) performed services for the Company at its WCBB and Hackberry fields. At December 31, 2011, the Company owed Directional approximately $2,449,000 related to these services. Approximately $6,068,000 related to services performed by Directional were included in oil and natural gas properties on the accompanying consolidated balance sheets at December 31, 2011. Directional was controlled by Wexford until it was sold to an unrelated third party in August 2011.
Black Fin P&A, LLC (“Black Fin”), an entity controlled by Wexford, performs plugging and abandonment services for the Company at its WCBB field. At December 31, 2011, the Company owed Black Fin $436,000 related to these services. No amounts were owed to Black Fin at December 31, 2012. Approximately $650,000 and $436,000 of services performed by Black Fin are included in oil and natural gas properties on the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively.
Caliber Development Company, LLC ("Caliber"), an entity controlled by Wexford, provides building maintenance services for the Company's headquarters in Oklahoma City, Oklahoma. Caliber also leases office space to the Company. At December 31, 2012 and 2011, the Company owed Caliber approximately $12,000 and $2,000, respectively, related to these services. Approximately $63,000 and $18,000 of services performed by Caliber and rent paid to Caliber are included in general and administrative expenses on the accompanying consolidated statements of operations for the years ended December 31, 2012 and 2011, respectively.

16.	COMMITMENTS
Plugging and Abandonment Funds
In connection with the acquisition in 1997 of the remaining 50% interest in the WCBB properties, the Company assumed the seller’s (Chevron) obligation to contribute approximately $18,000 per month through March 2004, to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. Chevron retained a security interest in production from these properties until abandonment obligations to Chevron have been fulfilled. Beginning in 2009, the Company could access the trust for use in plugging and abandonment charges associated with the property, although it has not yet done so. As of December 31, 2012, the plugging and abandonment trust totaled approximately $3,113,000. At December 31, 2012, the Company has plugged 354 wells at WCBB since it began its plugging program in 1997, which management believes fulfills its current minimum plugging obligation.
Contributions to 401(k) Plan
Gulfport sponsors a 401(k) and Profit Sharing plan under which eligible employees may contribute up to 100% of their total compensation up to the maximum pre-tax threshold through salary deferrals. Also under the plan, the Company will make a contribution each calendar year on behalf of each employee equal to at least 3% of his or her salary, regardless of the employee’s participation in salary deferrals and may also make additional discretionary contributions. During the years ended December 31, 2012, 2011 and 2010, Gulfport incurred $361,000, $310,000 and $316,000, respectively, in contributions expense related to this plan.

Index to Consolidated Financial Statements

Employment Agreements
Effective November 1, 2012, the Company entered into employment agreements with its executive officers, each with an initial three-year term that expires on November 1, 2015 subject to automatic one-year extensions unless terminated by either party to the agreement at least 90 days prior to the end of the then current term. These agreements provide for minimum salary and bonus levels which are subject to review and potential increase by the Compensation Committee and/or the Board of Directors, as well as participation in the Company's Amended and Restated 2005 Stock Incentive Plan (or other equity incentive plans that may be put in place for the benefit of employees) and other employee benefits. The aggregate minimum commitment for future salaries and bonuses at December 31, 2012 was approximately $7,050,000.
Grizzly
On October 5, 2012, the Company entered into an agreement with Grizzly in which it committed to make monthly payments from October 2012 to May 2013 in the aggregate amount of approximately $8.5 million to fund the construction and development of the Algar Lake facility. The Company also agreed to fund its proportionate share of any unfunded cost overruns in excess of $2.0 million. The remaining aggregate commitment at December 31, 2012 was approximately $6.3 million.
Operating Leases
The Company leases office facilities under non-cancellable operating leases exceeding one year. Future minimum lease commitments under these leases at December 31, 2012 are as follows:

2013	$179,000
2014	178,000
2015	127,000
2016	68,000
2017	34,000
Thereafter	—
Total	$586,000

The following table presents rent expense for the years ended December 31, 2012, 2011 and 2010, respectively.

	For the years ended December 31,
	2012	2,010	2011	2,010	2010
Minimum rentals	$139,000	—	$52,000	—	$65,000
Less: Sublease rentals	7,000	—	—	—	—
	$132,000		$52,000		$65,000

17.	CONTINGENCIES
The Louisiana Department of Revenue (“LDR”) is disputing Gulfport’s severance tax payments to the State of Louisiana from the sale of oil under fixed price contracts during the years 2005 to 2007. The LDR maintains that Gulfport paid approximately $1,800,000 less in severance taxes under fixed price terms than the severance taxes Gulfport would have had to pay had it paid severance taxes on the oil at the contracted market rates only. Gulfport has denied any liability to the LDR for underpayment of severance taxes and has maintained that it was entitled to enter into the fixed price contracts with unrelated third parties and pay severance taxes based upon the proceeds received under those contracts. Gulfport has maintained its right to contest any final assessment or suit for collection if brought by the State. On April 20, 2009, the LDR filed a lawsuit in the 15th Judicial District Court, Lafayette Parish, in Louisiana against Gulfport seeking $2,275,729 in severance taxes, plus interest and court costs. Gulfport filed a response denying any liability to the LDR for underpayment of severance taxes and is defending itself in the lawsuit. The LDR had taken no further action on this lawsuit since filing its petition other than propounding discovery requests to which Gulfport has responded. Since serving discovery requests on the LDR and receiving the LDR's responses in 2012 there has been no further activity on the case and no trial date has been set.

Index to Consolidated Financial Statements

In December 2010, the LDR filed two identical lawsuits against Gulfport in different venues to recover allegedly underpaid severance taxes on crude oil for the period January 1, 2007 through December 31, 2010, together with a claim for attorney’s fees. The petitions do not make any specific claim for damages or unpaid taxes. As with the first lawsuit filed by the LDR in 2009, Gulfport denies all liability and will vigorously defend the lawsuit. The cases are in the early stages, and Gulfport has not yet filed a response to the recent lawsuits. Recently, the LDR filed motions to stay the lawsuits before Gulfport filed any responsive pleadings. The LDR has advised Gulfport that it intends to pursue settlement discussions with Gulfport and other similarly situated defendants in separate proceedings, but has taken no action to initiate settlement talks. There has been no activity on either of these lawsuits for more than a year.
Other Litigation
In November 2006, Cudd Pressure Control, Inc. (“Cudd”) filed a lawsuit against Gulfport, Great White Pressure Control LLC (“Great White”) and six former Cudd employees in the 129th Judicial District Harris County, Texas. The lawsuit was subsequently removed to the United States District Court for the Southern District of Texas (Houston Division). The lawsuit alleged RICO violations and several other causes of action relating to Great White’s employment of the former Cudd employees and sought unspecified monetary damages and injunctive relief. On stipulation by the parties, the plaintiff’s RICO claim was dismissed without prejudice by order of the court on February 14, 2007. Gulfport filed a motion for summary judgment on October 5, 2007. The court entered a final interlocutory judgment in favor of all defendants, including Gulfport, on April 8, 2008. On November 3, 2008, Cudd filed its appeal with the U.S. Court of Appeals for the Fifth Circuit. The Fifth Circuit vacated the district court decision finding, among other things, that the district court should not have entered summary judgment without first allowing more discovery. The case was remanded to the district court, and Cudd filed a motion to remand the case to the original state court, which motion was granted. Cudd subsequently filed amended petitions with the state court (a) alleging, among other things, that Gulfport conspired with the other defendants to misappropriate, and misappropriated Cudd’s trade secrets and caused its employees to breach their fiduciary duties, and (b) seeking monetary damages including $11.8 million as a reasonable royalty for the alleged use of its trade secrets. Cudd also sought disgorgement of the alleged benefits received by the various defendants. Cudd also sought its attorney's fees, which Cudd claimed were not less than $450,000, plus 10% of any final judgment. This case went to trial on September 5, 2012 and on September 28, 2012 the jury rendered its verdict, awarding no damages to the plaintiffs. Gulfport along with all defendants filed a Motion for Entry of Judgment that is consistent with the jury's verdict. Cudd filed an Application for Disgorgement and a Motion for Judgment Notwithstanding the Verdict. The court denied all of Cudd's post-trial motions on October 12, 2012, and issued its final judgment on January 10, 2013. On that same day, Cudd filed motions for a new trial and to modify, correct of reform the judgment. Those motions remain pending.
On July 30, 2010, six individuals and one limited liability company sued 15 oil and gas companies in Cameron Parish Louisiana for contamination across the surface of where the defendants operated in an action entitled Reeds et al. v. BP American Production Company et al.,38th Judicial District. No. 10-18714. The plaintiffs’ original petition for damages, which did not name Gulfport as a defendant, alleges that the plaintiffs’ property located in Cameron Parish, Louisiana within the Hackberry oil field is contaminated as a result of historic oil and gas exploration and production activities. Plaintiffs allege that the defendants conducted, directed and participated in various oil and gas exploration and production activities on their property which allegedly have contaminated or otherwise caused damage to the property, and have sued the defendants for alleged breaches of oil, gas and mineral leases, as well as for alleged negligence, trespass, failure to warn, strict liability, punitive damages, lease liability, contract liability, unjust enrichment, restoration damages, assessment and response costs and stigma damages. On December 7, 2010, Gulfport was served with a copy of the plaintiffs’ first supplemental and amending petition which added four additional plaintiffs and six additional defendants, including Gulfport, bringing the total number of defendants to 21. It also increased the total acreage at issue in this litigation from 240 acres to approximately 1,700 acres. In addition to the damages sought in the original petition, the plaintiffs now also seek: damages sufficient to cover the cost of conducting a comprehensive environmental assessment of all present and yet unidentified pollution and contamination of their property; the cost to restore the property to its pre-polluted original condition; damages for mental anguish and annoyance, discomfort and inconvenience caused by the nuisance created by defendants; land loss and subsidence damages and the cost of backfilling canals and other excavations; damages for loss of use of land and lost profits and income; attorney fees and expenses and damages for evaluation and remediation of any contamination that threatens groundwater. In addition to Gulfport, current defendants include ExxonMobil Oil Corporation, Mobil Exploration & Producing North America Inc., Chevron U.S.A. Inc., The Superior Oil Company, Union Oil Company of California, BP America Production Company, Tempest Oil Company, Inc., ConocoPhillips Company, Continental Oil Company, WM. T. Burton Industries, Inc., Freeport Sulphur Company, Eagle Petroleum Company, U.S. Oil of Louisiana, M&S Oil Company, and Empire Land Corporation, Inc. of Delaware. On January 21, 2011, Gulfport filed a pleading challenging the legal sufficiency of the petitions on several grounds and requesting that they either be dismissed or that plaintiffs be required to amend such petitions. In response to the pleadings filed by Gulfport and similar pleadings filed by other defendants, the plaintiffs filed a third amending petition with exhibits which expands the

Index to Consolidated Financial Statements

description of the property at issue, attaches numerous aerial photos and identifies the mineral leases at issue. In response, Gulfport and numerous defendants re-urged their pleadings challenging the legal sufficiency of the petitions. Some of the defendants’ grounds for challenging the plaintiffs’ petitions were heard by the court on May 25, 2011 and were denied. The court signed the written judgment on December 9, 2011. Gulfport noticed its intent to seek supervisory review on December 19, 2011 and the trial court fixed a return date of January 11, 2012 for the filing of the writ application. Gulfport filed its supervisory writ, which was denied by the Louisiana Third Circuit Court of Appeal and the Louisiana Supreme Court. Gulfport has been active in serving discovery requests and responding to discovery requests from the plaintiffs. It is anticipated that the discovery phase of this case will become more active in the upcoming months. Plaintiffs' counsel is seeking a trial date in mid-2013.
Due to the early stages of the LDR and Reed litigation, the outcome is uncertain and management cannot determine the amount of loss, if any, that may result. In each case, management has determined the possibility of loss is remote. However, litigation is inherently uncertain. Adverse decisions in one or more of the above matters could have a material adverse effect on the Company’s financial condition or results of operations and management cannot determine the amount of loss, if any, that may result.
The Company has been named as a defendant in various other lawsuits related to its business. In each such case, management has determined that the possibility of loss is remote. The resolution of these matters is not expected to have a material adverse effect on the Company financial condition or results of operations in future periods.
Concentration of Credit Risk
Gulfport operates in the oil and gas industry principally in the state of Louisiana with sales to refineries, re-sellers such as pipeline companies, and local distribution companies. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the oil and gas industry, Gulfport believes that its level of credit-related losses due to such economic fluctuations has been immaterial and will continue to be immaterial to the Company’s results of operations in the long term.
The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2012, Gulfport held cash in excess of insured limits in these banks totaling $166,588,000.
During the year ended December 31, 2012, Gulfport sold approximately 92% and 8% of its oil production to Shell Trading Company (“Shell”) and Diamondback O&G, respectively, 91% of its natural gas liquids production to Diamondback O&G, and 41%, 18% and 16% of its natural gas production to Noble Americas Gas, Hess and Chevron, respectively. During the year ended December 31, 2011, Gulfport sold approximately 93% and 7% of its oil production to Shell and Diamondback O&G, respectively, 100% of its natural gas liquids production to Diamondback O&G and 50%, 27%, and 22% of its natural gas production to Hilcorp Energy Company, Chevron, and Diamondback O&G, respectively. During the year ended December 31, 2010, Gulfport sold approximately 75% and 19% of its oil production to Shell and Diamondback O&G, respectively, and 50%, 32%, and 10% of its natural gas production to Diamondback O&G, Chevron, and Hilcorp, respectively.

18.	SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES
The following is historical revenue and cost information relating to the Company’s oil and gas operations located entirely in the United States:
Capitalized Costs Related to Oil and Gas Producing Activities

	2012	2011
Proven properties	$984,795,000	$897,130,000
Unproven properties	626,295,000	132,912,000
	1,611,090,000	1,030,042,000
Accumulated depreciation, depletion, amortization and impairment reserve	(661,442,000)	(571,213,000)
Net capitalized costs	$949,648,000	$458,829,000

Index to Consolidated Financial Statements

Costs Incurred in Oil and Gas Property Acquisition and Development Activities

	2012	2011	2010
Acquisition	$513,904,000	$119,522,000	$17,627,000
Development of proved undeveloped properties	121,787,000	123,489,000	64,652,000
Exploratory	93,397,000	3,994,000	—
Recompletions	24,643,000	17,259,000	16,917,000
Capitalized asset retirement obligation	2,195,000	1,390,000	1,328,000
Total	$755,926,000	$265,654,000	$100,524,000
Results of Operations for Producing Activities
The following schedule sets forth the revenues and expenses related to the production and sale of oil and gas. The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization allowances, after giving effect to the permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas production.

	2012	2011	2010
Revenues	$248,601,000	$228,953,000	$127,636,000
Production costs	(53,708,000)	(47,230,000)	(31,580,000)
Depletion	(90,230,000)	(61,965,000)	(38,600,000)
	104,663,000	119,758,000	57,456,000
Income tax expense (benefit)
Current	730,000	282,000	40,000
Deferred	25,633,000	(372,000)	—
	26,363,000	(90,000)	40,000
Results of operations from producing activities	$78,300,000	$119,848,000	$57,416,000
Depletion per barrel of oil equivalent (BOE)	$35.07	$26.56	$19.54
Oil and Gas Reserves (Unaudited)
The following table presents estimated volumes of proved developed and undeveloped oil and gas reserves as of December 31, 2012, 2011 and 2010 and changes in proved reserves during the last three years. The reserve reports use an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month period ended December 31, 2012, 2011 and 2010, in accordance with guidelines of the SEC applicable to reserves estimates. Volumes for oil are stated in thousands of barrels (MBbls) and volumes for gas are stated in millions of cubic feet (MMcf). The prices used for the 2012 reserve report are $91.32 per barrel and $2.76 per MMbtu, adjusted by lease for transportation fees and regional price differentials, and for oil and gas reserves, respectively. The prices used at December 31, 2011 and 2010 for reserve report purposes are $96.19 per barrel and $4.12 per MMbtu and $76.16 per barrel and $4.38 per MMbtu, respectively.
Gulfport emphasizes that the volumes of reserves shown below are estimates which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.

Index to Consolidated Financial Statements

	2012		2011		2010
	Oil	Gas	Oil	Gas	Oil	Gas
	(MBbls)	(MMcf)	(MBbls)	(MMcf)	(MBbls)	(MMcf)
Proved Reserves
Beginning of the period	16,745	15,728	19,704	16,158	17,488	14,332
Purchases in oil and gas reserves in place	—	—	2	19	3,913	3,482
Extensions and discoveries	4,880	31,265	3,940	2,091	5,574	5,303
Sales of oil and gas reserves in place	(10,604)	(11,757)	—	—	—	—
Revisions of prior reserve estimates	(382)	(357)	(4,714)	(1,662)	(5,426)	(6,171)
Current production	(2,388)	(1,108)	(2,187)	(878)	(1,845)	(788)
End of period	8,251	33,771	16,745	15,728	19,704	16,158
Proved developed reserves	5,219	18,482	7,485	6,152	7,230	6,068
Proved undeveloped reserves	3,032	15,289	9,260	9,576	12,474	10,090
The Company contributed its Permian Basin assets to Diamondback in 2012, as discussed in Note 4, resulting in a decrease of 12,564 thousand barrels of oil equivalent (MBOE) in estimated proved reserves in 2012. In addition, the Company experienced downward reserve revisions of 442 MBOE in estimated proved reserves in 2012 primarily due to a change in the drilling schedule of its Niobrara acreage. The Company also experienced downward reserve revisions in 2011. These downward revisions were primarily the result of the drilling of PUDs during the Company’s 2011 drilling program and ethane takeaway issues in the Permian Basin. The Company experienced downward reserve revisions in estimated proved reserves in 2010. These downward revisions were primarily the result of the five-year schedule for proved undeveloped reserves from the SEC’s “Modernization of Oil and Gas Reporting” Final Rule.
Discounted Future Net Cash Flows (Unaudited)
The following tables present the estimated future cash flows, and changes therein, from Gulfport’s proven oil and gas reserves as of December 31, 2012, 2011 and 2010 using an unweighted average first-of-the-month price for the period January through December for 2012, 2011 and 2010.
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

	Year ended December 31,
	2012	2011	2010
Future cash flows	$954,833,000	$1,594,050,000	$1,479,295,000
Future development and abandonment costs	(159,113,000)	(306,810,000)	(301,651,000)
Future production costs	(147,024,000)	(295,383,000)	(305,814,000)
Future production taxes	(89,175,000)	(124,739,000)	(136,323,000)
Future income taxes	(114,867,000)	(229,649,000)	(159,171,000)
Future net cash flows	444,654,000	637,469,000	576,336,000
10% discount to reflect timing of cash flows	(96,013,000)	(260,788,000)	(260,849,000)
Standardized measure of discounted future net cash flows	$348,641,000	$376,681,000	$315,487,000
In order to develop its proved undeveloped reserves according to the drilling schedule used by the engineers in Gulfport’s reserve report, the Company will need to spend $82,772,000, $16,416,000 and $4,335,000 during years 2013, 2014 and 2015, respectively.

Index to Consolidated Financial Statements

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

	Year ended December 31,
	2012	2011	2010
Sales and transfers of oil and gas produced, net of production costs	$(194,893,000)	$(181,723,000)	$(96,056,000)
Net changes in prices, production costs, and development costs	108,941,000	136,071,000	122,147,000
Acquisition of oil and gas reserves in place	—	72,000	63,043,000
Extensions and discoveries	151,654,000	107,110,000	88,227,000
Revisions of previous quantity estimates, less related production costs	(10,504,000)	(112,553,000)	(89,155,000)
Sales of reserves in place	(214,867,000)	—	—
Accretion of discount	37,668,000	31,549,000	24,077,000
Net changes in income taxes	25,585,000	(36,674,000)	(54,879,000)
Change in production rates and other	68,376,000	117,342,000	17,309,000
Total change in standardized measure of discounted future net cash flows	$(28,040,000)	$61,194,000	$74,713,000

19.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table summarizes quarterly financial data for the years ended December 31, 2012 and 2011:

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$65,461,000	$66,325,000	$60,537,000	$56,603,000
Income from operations	27,263,000	25,947,000	18,178,000	25,875,000
Income tax expense	—	—	15,514,000	10,849,000
Net income	26,869,000	25,117,000	502,000	15,883,000
Income per share:
Basic	$0.48	$0.45	$0.01	$0.28
Diluted	$0.48	$0.45	$0.01	$0.28

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$46,638,000	$55,589,000	$58,081,000	$68,946,000
Income from operations	22,105,000	28,156,000	29,118,000	31,585,000
Income tax expense (benefit)	—	1,000	—	(91,000)
Net income	21,174,000	27,265,000	29,009,000	30,974,000
Income per share:
Basic	$0.47	$0.57	$0.58	$0.59
Diluted	$0.47	$0.57	$0.57	$0.59

20.	SUBSEQUENT EVENTS
As discussed in Note 8 above, the Company issued and sold 11,750,000 shares of its common stock in an underwritten public offering on December 24, 2012 which included the partial exercise of an over-allotment option for 1,650,000 shares granted to the underwriters, which option was exercised to the extent of 750,000 shares. The underwriters subsequently exercised their option to purchase the remaining 900,000 additional shares of common stock subject to the over-allotment option in a second closing, which occurred on January 7, 2013. The net proceeds from the equity offering (including the net proceeds from the sale of the shares of common stock to the underwriters under their over-allotment option) were approximately $460.7 million. The Company used a portion of these net proceeds to fund the acquisition of approximately 37,000 net acres in the Utica Shale in Eastern Ohio, as described above in Note 2 and for general corporate purposes, including the funding of a portion of its 2013 capital development plan.

Index to Consolidated Financial Statements

On February 15, 2013, the Company completed the sale of an aggregate of 8,912,500 shares of its common stock in an underwritten public offering at a public offering price of $38.00 per share less the underwriting discount. The Company received aggregate net proceeds of approximately $325.8 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used a portion of the net proceeds from this equity offering to fund its acquisition of additional Utica Shale acreage as described below, and intends to use the balance for general corporate purposes, including the funding of a portion of its 2013 capital development plan.
On February 15, 2013, the Company completed an acquisition for approximately 22,000 net acres in the Utica Shale in Eastern Ohio. The purchase price was approximately $220 million, subject to certain adjustments. This acquisition excluded the seller's interest in 14 existing wells and 16 proposed future wells together with certain acreage surrounding these wells. The Company acquired its initial acreage in the Utica Shale in February 2011 and subsequently acquired additional acreage in the area. Through a prior transaction in December 2012 discussed in Note 2, the Company acquired approximately 37,000 net acres in the Utica Shale, which increased the Company's working interest in the acreage to 77.7%. Through the February 2013 transaction, the Company acquired an additional approximately 16.2% interest in these leases, increasing its working interest in the acreage to 93.8%. All of the acreage included in this transaction is currently nonproducing and the Company is the operator of all of this acreage, subject to existing development and operating agreements between the parties.

Index to Consolidated Financial Statements

21.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Shown below are condensed consolidating financial statements for Gulfport Energy Corporation on a stand-alone unconsolidated basis, its combined guarantor subsidiaries and its non-guarantor subsidiary as of December 31, 2012 and 2011 and for the years ending December 31, 2012, 2011 and 2010. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the subsidiaries operated as independent entities.

CONDENSED CONSOLIDATING BALANCE SHEETS
(Amounts rounded to nearest thousand)

	December 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$165,293,000	$1,795,000	$—	$—	$167,088,000
Accounts receivable - oil and gas	25,070,000	545,000	—	—	25,615,000
Accounts receivable - related parties	33,806,000	1,042,000	—	—	34,848,000
Accounts receivable - intercompany	15,368,000			(15,368,000)	—
Prepaid expenses and other current assets	1,506,000	—	—	—	1,506,000
Short-term derivative instruments	664,000	—	—	—	664,000
Total current assets	241,707,000	3,382,000	—	(15,368,000)	229,721,000

Property and equipment:
Oil and natural gas properties, full-cost accounting,	1,606,172,000	4,918,000	—	—	1,611,090,000
Other property and equipment	8,642,000	20,000	—	—	8,662,000
Accumulated depletion, depreciation, amortization and impairment	(665,864,000)	(20,000)	—	—	(665,884,000)
Property and equipment, net	948,950,000	4,918,000	—	—	953,868,000
Other assets:
Equity investments and investments in subsidiaries	374,209,000	—	172,766,000	(165,491,000)	381,484,000
Other assets	13,295,000	—	—	—	13,295,000
Total other assets	387,504,000	—	172,766,000	(165,491,000)	394,779,000
Deferred tax asset	—	—	—	—	—
Total assets	$1,578,161,000	$8,300,000	$172,766,000	$(180,859,000)	$1,578,368,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$110,037,000	$207,000	$—	$—	$110,244,000
Accounts payable - intercompany	—	15,259,000	109,000	(15,368,000)	—
Asset retirement obligation - current	60,000	—	—	—	60,000
Short-term derivative instruments	10,442,000	—	—	—	10,442,000
Current maturities of long-term debt	150,000	—	—	—	150,000
Total current liabilities	120,689,000	15,466,000	109,000	(15,368,000)	120,896,000

Asset retirement obligation - long-term	13,215,000	—	—	—	13,215,000
Deferred tax liability	18,607,000	—	—	—	18,607,000
Long-term debt, net of current maturities	298,888,000	—	—	—	298,888,000
Other non-current liabilities	354,000	—	—	—	354,000
Total liabilities	451,753,000	15,466,000	109,000	(15,368,000)	451,960,000

Stockholders' equity:
Common stock	674,000	—	—	—	674,000
Paid-in capital	1,036,245,000	322,000	174,348,000	(174,670,000)	1,036,245,000
Accumulated other comprehensive income (loss)	(3,429,000)	—	2,442,000	(2,442,000)	(3,429,000)
Retained earnings (accumulated deficit)	92,918,000	(7,488,000)	(4,133,000)	11,621,000	92,918,000
Total stockholders' equity	1,126,408,000	(7,166,000)	172,657,000	(165,491,000)	1,126,408,000
Total liabilities and stockholders' equity	$1,578,161,000	$8,300,000	$172,766,000	$(180,859,000)	$1,578,368,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING BALANCE SHEETS
(Amounts rounded to nearest thousand)

	December 31, 2011
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$93,124,000	$772,000	$1,000	$—	$93,897,000
Accounts receivable - oil and gas	27,532,000	487,000	—	—	28,019,000
Accounts receivable - related parties	4,731,000	—	—	—	4,731,000
Accounts receivable - intercompany	11,267,000			(11,267,000)	—
Prepaid expenses and other current assets	1,327,000	—	—	—	1,327,000
Short-term derivative instruments	1,601,000	—	—	—	1,601,000
Total current assets	139,582,000	1,259,000	1,000	(11,267,000)	129,575,000

Property and equipment:
Oil and natural gas properties, full-cost accounting,	1,026,017,000	9,737,000	—	—	1,035,754,000
Other property and equipment	8,004,000	20,000	—	—	8,024,000
Accumulated depletion, depreciation, amortization and impairment	(575,122,000)	(20,000)	—	—	(575,142,000)
Property and equipment, net	458,899,000	9,737,000	—	—	468,636,000

Other assets:
Equity investments and investments in subsidiaries	86,426,000	—	69,008,000	(68,610,000)	86,824,000
Other assets	5,123,000	—	—	—	5,123,000
Total other assets	91,549,000	—	69,008,000	(68,610,000)	91,947,000
Deferred tax asset	1,000,000	—	—	—	1,000,000
Total assets	$691,030,000	$10,996,000	$69,009,000	$(79,877,000)	$691,158,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$43,744,000	$128,000	$—	$—	$43,872,000
Accounts payable - intercompany	—	11,231,000	36,000	(11,267,000)	—
Asset retirement obligation - current	620,000	—	—	—	620,000
Current maturities of long-term debt	141,000	—	—	—	141,000
Total current liabilities	44,505,000	11,359,000	36,000	(11,267,000)	44,633,000

Asset retirement obligation - long-term	12,033,000	—	—	—	12,033,000
Long-term debt, net of current maturities	2,142,000	—	—	—	2,142,000
Total liabilities	58,680,000	11,359,000	36,000	(11,267,000)	58,808,000

Stockholders' equity:
Common stock	556,000	—	—	—	556,000
Paid-in capital	604,584,000	322,000	70,433,000	(70,755,000)	604,584,000
Accumulated other comprehensive income	2,663,000	—	1,087,000	(1,087,000)	2,663,000
Retained earnings (accumulated deficit)	24,547,000	(685,000)	(2,547,000)	3,232,000	24,547,000
Total stockholders' equity	632,350,000	(363,000)	68,973,000	(68,610,000)	632,350,000
Total liabilities and stockholders' equity	$691,030,000	$10,996,000	$69,009,000	$(79,877,000)	$691,158,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Total revenues	$247,637,000	$1,289,000	$—	$—	$248,926,000

Costs and expenses:
Lease operating expenses	23,644,000	664,000	—	—	24,308,000
Production taxes	29,306,000	94,000	—	—	29,400,000
Depreciation, depletion, and amortization	90,749,000	—	—	—	90,749,000
General and administrative	13,602,000	132,000	74,000	—	13,808,000
Accretion expense	698,000	—	—	—	698,000
Gain on sale of asset	(7,300,000)	—	—	—	(7,300,000)
	150,699,000	890,000	74,000	—	151,663,000
INCOME (LOSS) FROM OPERATIONS	96,938,000	399,000	(74,000)	—	97,263,000

OTHER (INCOME) EXPENSE:
Interest expense	7,458,000	—	—	—	7,458,000
Interest income	(72,000)	—	—	—	(72,000)
(Income) loss from equity method investments and subsidiaries	(5,182,000)	—	1,512,000	(4,652,000)	(8,322,000)
	2,204,000	—	1,512,000	(4,652,000)	(936,000)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	94,734,000	399,000	(1,586,000)	4,652,000	98,199,000
INCOME TAX EXPENSE	26,363,000	—	—	—	26,363,000
INCOME (LOSS) FROM CONTINUING OPERATIONS	68,371,000	399,000	(1,586,000)	4,652,000	71,836,000
DISCONTINUED OPERATIONS	—	3,465,000	—	—	3,465,000
NET INCOME (LOSS)	$68,371,000	$(3,066,000)	$(1,586,000)	$4,652,000	$68,371,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Total revenues	$228,281,000	$973,000	$—	$—	$229,254,000

Costs and expenses:
Lease operating expenses	20,168,000	729,000	—	—	20,897,000
Production taxes	26,266,000	67,000	—	—	26,333,000
Depreciation, depletion, and amortization	62,320,000	—	—	—	62,320,000
General and administrative	8,038,000	11,000	25,000	—	8,074,000
Accretion expense	666,000	—	—	—	666,000
	117,458,000	807,000	25,000	—	118,290,000
INCOME (LOSS) FROM OPERATIONS	110,823,000	166,000	(25,000)	—	110,964,000

OTHER (INCOME) EXPENSE:
Interest expense	1,400,000	—	—	—	1,400,000
Interest income	(39,000)	—	(147,000)	—	(186,000)
(Income) loss from equity method investments and subsidiaries	1,130,000	—	1,592,000	(1,304,000)	1,418,000
	2,491,000	—	1,445,000	(1,304,000)	2,632,000

INCOME (LOSS) BEFORE INCOME TAXES	108,332,000	166,000	(1,470,000)	1,304,000	108,332,000
INCOME TAX BENEFIT	(90,000)	—	—	—	(90,000)
NET INCOME (LOSS)	$108,422,000	$166,000	$(1,470,000)	$1,304,000	$108,422,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Total revenues	$127,380,000	$541,000	$—	$—	$127,921,000

Costs and expenses:
Lease operating expenses	17,043,000	571,000	—	—	17,614,000
Production taxes	13,929,000	37,000	—	—	13,966,000
Depreciation, depletion, and amortization	38,902,000	5,000	—	—	38,907,000
General and administrative	6,037,000	24,000	2,000	—	6,063,000
Accretion expense	617,000	—	—	—	617,000
	76,528,000	637,000	2,000	—	77,167,000
INCOME (LOSS) FROM OPERATIONS	50,852,000	(96,000)	(2,000)	—	50,754,000

OTHER (INCOME) EXPENSE:
Interest expense	2,761,000	—	—	—	2,761,000
Interest income	(120,000)	—	(267,000)	—	(387,000)
Loss from equity method investments and subsidiaries	808,000	—	740,000	(571,000)	977,000
	3,449,000	—	473,000	(571,000)	3,351,000

INCOME (LOSS) BEFORE INCOME TAXES	47,403,000	(96,000)	(475,000)	571,000	47,403,000
INCOME TAX EXPENSE	40,000	—	—	—	40,000
NET INCOME (LOSS)	$47,363,000	$(96,000)	$(475,000)	$571,000	$47,363,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net income (loss)	$68,371,000	$(3,066,000)	$(1,586,000)	$4,652,000	$68,371,000
Foreign currency translation adjustment	1,355,000	—	1,355,000	(1,355,000)	1,355,000
Change in fair value of derivative instruments, net of taxes	(8,452,000)	—	—	—	(8,452,000)
Reclassification of settled contracts, net of taxes	1,005,000	—	—	—	1,005,000
Other comprehensive income (loss)	(6,092,000)	—	1,355,000	(1,355,000)	(6,092,000)
Comprehensive income (loss)	$62,279,000	$(3,066,000)	$(231,000)	$3,297,000	$62,279,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net income (loss)	$108,422,000	$166,000	$(1,470,000)	$1,304,000	$108,422,000
Foreign currency translation adjustment	(1,865,000)	—	(1,865,000)	1,865,000	(1,865,000)
Change in fair value of derivative instruments, net of taxes	1,576,000	—	—	—	1,576,000
Reclassification of settled contracts, net of taxes	4,720,000	—	—	—	4,720,000
Other comprehensive income (loss)	4,431,000	—	(1,865,000)	1,865,000	4,431,000
Comprehensive income (loss)	$112,853,000	$166,000	$(3,335,000)	$3,169,000	$112,853,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net income (loss)	$47,363,000	$(96,000)	$(475,000)	$571,000	$47,363,000
Foreign currency translation adjustment	2,255,000	—	2,255,000	(2,255,000)	2,255,000
Change in fair value of derivative instruments, net of taxes	(4,720,000)	—	—	—	(4,720,000)
Reclassification of settled contracts, net of taxes	18,736,000	—	—	—	18,736,000
Other comprehensive income	16,271,000	—	2,255,000	(2,255,000)	16,271,000
Comprehensive income (loss)	$63,634,000	$(96,000)	$1,780,000	$(1,684,000)	$63,634,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$195,734,000	$3,425,000	$(1,000)	$—	$199,158,000

Net cash provided by (used) in investing activities	(838,177,000)	(2,402,000)	(103,915,000)	103,915,000	(840,579,000)

Net cash provided by (used in) financing activities	714,612,000	—	103,915,000	(103,915,000)	714,612,000

Net increase (decrease) in cash and cash equivalents	72,169,000	1,023,000	(1,000)	—	73,191,000

Cash and cash equivalents at beginning of period	93,124,000	772,000	1,000	—	93,897,000

Cash and cash equivalents at end of period	$165,293,000	$1,795,000	$—	$—	$167,088,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net cash provided by operating activities	$154,329,000	$3,808,000	$1,000	$—	$158,138,000

Net cash provided by (used in) investing activities	(320,203,000)	(3,045,000)	(25,858,000)	25,858,000	(323,248,000)

Net cash provided by (used in) financing activities	256,539,000	—	25,858,000	(25,858,000)	256,539,000

Net increase in cash and cash equivalents	90,665,000	763,000	1,000	—	91,429,000

Cash and cash equivalents at beginning of period	2,459,000	9,000	—	—	2,468,000

Cash and cash equivalents at end of period	$93,124,000	$772,000	$1,000	$—	$93,897,000

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Amounts rounded to nearest thousand)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$81,651,000	$4,184,000	$—	$—	$85,835,000

Net cash provided by (used in) investing activities	(101,042,000)	(4,273,000)	(3,719,000)	3,719,000	(105,315,000)

Net cash provided by (used in) financing activities	20,224,000	—	3,719,000	(3,719,000)	20,224,000

Net increase (decrease) in cash and cash equivalents	833,000	(89,000)	—	—	744,000

Cash and cash equivalents at beginning of period	1,626,000	98,000	—	—	1,724,000

Cash and cash equivalents at end of period	$2,459,000	$9,000	$—	$—	$2,468,000